Exhibit T3E.1

OFFER TO EXCHANGE

KINNEY DRUGS, INC.
KINNEY DRUGS, INC. EMPLOYEE STOCK OWNERSHIP
AND 401(k) PLAN

JOINT OFFER TO EXCHANGE ALL OF THE KINNEY DRUGS, INC.
CLASS A COMMON SHARES, PAR VALUE $2.50 PER SHARE, NOT OWNED BY THE
KINNEY DRUGS, INC. EMPLOYEE STOCK OWNERSHIP AND 401(k) PLAN
OR
 THE KINNEY DRUGS, INC. PENSION PLAN
AT A PURCHASE PRICE OF $90.00 PER SHARE

The Offer to Exchange Will Expire at 5:00 p.m. Eastern Time
On April 16, 2008 Unless the Offer to Exchange is Extended

Kinney Drugs, Inc., a New York corporation (the "Company"), and the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan (the "ESOP/401(k) Plan") are offering to exchange all of the Company's Class A common stock, par value $2.50 per share (“Common Stock”), not owned by the ESOP/401(k) Plan or the Kinney Drugs, Inc. Pension Plan (the "Shares") for $90.00 per share (the "Exchange Price").  If you accept this offer, thirty percent (30%) of your Shares will be purchased by the ESOP/401(k) Plan for cash, and seventy percent (70%) of your Shares will be exchanged with the Company for the Company's 5% Participating Promissory Notes (the "Promissory Notes").

The terms of the Promissory Notes shall include:

1)           Principal Payments and Payment Dates.  Four (4) years from the date of the closing of the Offer to Exchange (the “Closing”) there shall be due a principal payment equal to the greater of (i) one-half the of the principal amount of the Promissory Notes or (ii) an amount representing 80 percent of the appraised value of one-half of the shares of the Common Stock exchanged with the Company for the Promissory Note.  Seven (7) years from the date of the closing there shall be due a principal payment equal to the greater of (i) one-half the original principal amount of the Promissory Notes or (ii) an amount representing 80 percent of the appraised value of one-half of the shares of Common Stock exchanged with the Company for the Promissory Note.  The date of Closing shall be the date on which the Offer to Exchange expires.

2)           Rate and Payment of Interest.  The Promissory Notes shall bear interest at the rate of 5 percent per year, payable quarterly commencing three (3) months from the date of the Closing.

Please see the section entitled "Summary Term Sheet" beginning on page 4 of the Exchange Offer for a more complete description of the terms of the Offer to Exchange.

The board of directors of the Company (the “Board of Directors”) has unanimously authorized and approved the Offer to Exchange and determined that the Offer to Exchange is fair to, and in the best interests of, the Company and its shareholders and recommends to the holders of Shares that they exchange their Shares in accordance with the terms of the Exchange Offer. The trustee of the ESOP/401(k) Plan (the “Trustee”) has authorized the Offer to Exchange but is not making any recommendation as to whether you should exchange your Shares.

If you have any questions regarding the Exchange Offer, please contact:  Stephen P. McCoy, the Company’s Vice President Finance and Chief Financial Officer, at (315) 287-1500, extension 126, or Warren D. Wolfson, Esq., counsel to the Company, at (315) 425-7960.

The Company has not authorized any other person to make any recommendation on the Company's behalf as to whether you should exchange your Shares.  The Company has not authorized anyone to provide you with information or to make any representations in connection with the Offer to Exchange other than those contained in the Exchange Offer or in the accompanying Letter of Transmittal.  If anyone makes any recommendation, gives you any information or makes any representation, you should not rely upon that recommendation, information or representation as having been authorized by the Company.

The securities offered hereby have not been registered with the Securities and Exchange Commission or any state or other securities authorities.  They may not be sold or transferred except pursuant to an effective registration statement or an exemption to the registration requirements of those securities laws.

There is no public or other market for the Promissory Notes.

No representations, warranties or assurances of any kind are made or should be inferred with respect to the economic return or the tax consequences which may be realized in respect of the Promissory Notes.

You are cautioned not to construe the contents of the Exchange Offer as legal, business or tax advice.  You should consult your own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Exchange Offer and the Promissory Notes.  You are also urged to request any additional information you may consider necessary in making an informed investment decision.

The information contained in the Exchange Offer is furnished on a confidential basis for use by you and your attorney, business advisor and tax advisor for purposes of evaluating the offer set forth herein.  By your acceptance hereof you agree not to use the information set forth in the Exchange Offer for any purpose other than evaluating the offer set forth herein and not to transmit, reproduce or make available to anyone other than yourself and your professional advisors the Exchange Offer and any exhibits and documents supplied in connection therewith.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this transaction or passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in the Exchange Offer.  Any representation to the contrary is a criminal offense.

Dated:  March 17, 2008

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TABLE OF CONTENTS

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SUMMARY TERM SHEET

This summary term sheet highlights the material information in the Exchange Offer and is provided for your convenience..  We urge you to read the entire Exchange Offer and the accompanying Letter of Transmittal because they contain the full details of the Exchange Offer.  The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Exchange Offer.

•	What is the purpose of the Offer to Exchange?

The purpose of the Offer to Exchange is to restore ownership of the Company to the Company’s active employees through their participation in the ESOP/401(k) Plan, while (i) providing for the orderly liquidation of shares held outside the ESOP/401(k) Plan by both active and inactive employees; and (ii) taking advantage of the tax-exempt status of the ESOP/401(k) Plan as the sole shareholder of the Company following the Offer to Exchange by making an election for the Company to be taxed as an S corporation.

Under the terms of the ESOP/401(k) Plan, the Company is obligated to repurchase any shares of Common Stock that are distributed to plan participants.  The Company has also traditionally repurchased shares of Common Stock held outside the ESOP/401(k) Plan from retired employees, employees about to reach retirement age and other employees who offered their shares to the Company.  In 2006, the Board of Directors began to study the projected financial impact on the Company of the Company’s obligations to repurchase Common Stock held for the benefit of participants under the ESOP/401(k) Plan as well as the potential for future redemptions of Common Stock held outside the ESOP/401(k) Plan.  Through these studies, the Board became aware of the scope of the potential demand over the coming years for share repurchases within the ESOP/401(k) Plan and for repurchases of shares held outside the ESOP/401(k) Plan from retired employees, from employees about to reach retirement age and from other active employees of the Company and the financial obligations that such demand would create for the Company.

The Board of Directors was also concerned that the number of shares of Common Stock held by non-employees was inconsistent with the Company's strategic goal of employee ownership.  On March 1, 2008, only 40 percent of the Company's shares were being held by active employees of the Company.

The Board of Directors also recognized that the demand for current repurchases of shares coming from within the ESOP/401(k) Plan and from shareholders holding shares outside the ESOP/401(k) Plan was beginning to jeopardize the Company's future as an independent company.   In order to provide for the anticipated future demand for share repurchases within the ESOP/401(k) Plan, the Board felt that the Company would eventually have to impose restrictions or limitations on the repurchase by the Company of shares held outside the ESOP/401(k) Plan, which shares the Company has no legal obligation to repurchase.

To help address the Board of Directors' concerns, the Company retained Duff & Phelps, LLC as an outside financial consultant.  Working with Duff & Phelps, the Board formulated plans for the Offer to Exchange as a means to restore ownership of the Company to active employees through their participation in the ESOP/401(k) Plan, while (i) providing for the orderly liquidation of shares held outside the ESOP/401(k) Plan by both active and inactive employees; and (ii) taking advantage of the tax-exempt status of the ESOP/401(k) Plan by making an election for the Company to be taxed as an S corporation.

See Section 1 of the Exchange Offer.

•	Who is offering to exchange Promissory Notes and cash for my Shares?

The Offer to Exchange is being made jointly by the Company and the ESOP/401(k) Plan.

•	What is each of the offering parties offering to purchase?

The ESOP/401(k) Plan is offering to pay cash for 30 percent of your Shares.  The Company is offering to issue you Promissory Notes in exchange for 70 percent of your Shares.  You may not accept the offer of only one of the parties.

•	What will be the Exchange Price for the Shares and how will it be paid?

The Exchange Price is $90.00 per Share.  The ESOP/401(k) Plan shall purchase 30 percent of your Shares for cash.  In exchange for the remaining 70 percent of your Shares, the Company shall issue you a Promissory Note in a principal amount equal to the total number of Shares you exchange times 70 percent of the Exchange Price.

•	May I submit only a portion of the Shares that I own?

No.  In order to accept the Offer to Exchange, you must submit all of the Shares you own other than any you may own through the ESOP/401(k) Plan.

•	Are the shares of Common Stock held by the ESOP/401(k) Plan or Pension part of the Offer to Exchange?

No.  None of the Common Stock held for the benefit of employees or former employees of the Company by the ESOP/401(k) Plan or the Pension Plan may be exchanged.

•	Are the officers and directors of the Company being offered different terms to exchange their Shares?

No.  All of the Company's shareholders who accept the Offer to Exchange, whether they are officers, directors, active employees or former employees, will receive the same amount of cash and Promissory Notes per Share as every other shareholder.  All of the Company's directors have indicated that they will accept the Offer to Exchange.  However, you should understand that Shares held by the Pension Plan will be purchased by the Company solely for cash in order to comply with laws governing the Pension Plan.

•	How do I remit my Shares to accept the Offer to Exchange?

To accept the Offer to Exchange, complete and sign the accompanying Letter of Transmittal (the enclosed yellow sheet) according to its instructions and deliver the Letter of Transmittal, together with the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Company's Secretary at the address shown on the Letter of Transmittal.  There is no need to sign a separate stock power or the stock power contained on the reverse side of the Share certificates.

See Section 3 of the Exchange Offer.

•	What will happen if I want to accept the Offer to Exchange, but I cannot locate one or more of my Share certificates?

You may accept the Offer to Exchange despite not having all of your share certificates.  You should deliver to the Company all of the share certificates that are in your possession with the Letter of Transmittal and indicate thereon the number of shares represented by certificates that have been lost or destroyed.  In addition, you should deliver to the Company the Lost Share Affidavit that accompanies the Letter of Transmittal, indicating thereon the number of Shares for which you have no certificate(s).  If you deliver any share certificates, you will be deemed to have delivered all Shares registered in your name, whether or not all share certificates registered in your name are delivered to the Company.

•	When does the Offer to Exchange expire and when will I receive my cash payment and my Promissory Notes?

The Offer to Exchange will expire at 5:00 p.m. Eastern Time on April 16, 2008 or at 5:00 p.m Eastern Time on such other date as the Company may determine (the "Expiration Date") if the Company and the ESOP/401(k) Plan elect to extend the Offer to Exchange.  The Offer to Exchange may be extended for any length of time by the Company and the ESOP/401(k) Plan at their sole discretion, at any time and from time, prior to expiration.  So long as your Letter of Transmittal and Shares have been received by April 9, 2008, you will be mailed your cash payment and Promissory Note in respect of your Shares on the first business day following the Expiration Date.  If your Shares are received after

April 9, 2008, but prior to the Expiration Date, your cash payment and Promissory Note will be mailed on the later of (i) two (2) weeks following receipt of your Shares, or (ii) the Expiration Date.  So long as your Shares are received on or prior to April 16, 2008, your Promissory Note will begin to accrue interest from April 16, 2008, even if your cash payment and Promissory Note are delivered to you after April 16, 2008.

See Sections 4, 5 and 6 of the Exchange Offer.

•	What are the terms of the Promissory Notes?

Principal payments on the Promissory Notes shall be paid in equal installments (subject to the participation provisions explained below) of one-half of the principal amount on April 17, 2012 and April 17, 2015.  The Promissory Notes shall bear interest at the rate of 5 percent per year.  Interest shall be paid quarterly, commencing on July 17, 2008.

The Promissory Notes shall contain a provision that allows you to participate in any appreciation of the value of the Common Stock.  On the two (2) principal payment dates, you shall receive the greater of (i) an amount representing 80 percent of the appraised value of one-half of the Shares of the Company's Common Stock you exchanged for Promissory Notes or (ii) one-half of the principal amount of the Promissory Notes.  In other words, should 80 percent of the appraised value of one-half of the Shares you exchanged for Promissory Notes be greater than the scheduled principal payment on the scheduled payment date, you would receive such greater amount.  No matter what the appraised value of the Common Stock, the scheduled aggregate principal payments will not be less than the principal amount of the Promissory Notes.

The following is an example of the manner in which the principal payments under the Promissory Notes will be calculated:

Upon the exchange of 1,000 Shares, you would receive a Promissory Note in the principal amount of $63,000 (700 Shares x $90 per Share ).  If, on the first principal payment date in 2012 the appraised value of the Common Stock is $100 per share, your first principal payment would be $31,500 since 80 percent of 350 x $100 = $28,000, which is less than $31,500.  However, if, on the second principal payment date in 2015 the appraised value of the Common Stock is $130 per share, your second principal payment would be $36,400 since 80 percent of 350 x $130 = $36,400, which is greater than $31,500.  The foregoing appraised values are hypothetical and are provided only to illustrate the manner in which the principal payments under the Promissory Notes are calculated.  The actual appraised value of the Common Stock on the first or second principal payment date cannot be known or predicted.  It may be higher or lower than the hypothetical values above.

As a holder of Promissory Notes you will not be entitled to vote on any matter on which holders of Common Stock may vote.

See Section 7 of the Exchange Offer for a more complete description of the Promissory Notes.

•	Will I receive the first quarter dividend on the Shares that I exchange?

On February 20, 2008, the Company declared a regular quarterly dividend on the Common Stock in the amount of $.14 per share and a special dividend on the Common Stock in the amount of $.04 per share to shareholders of record as of March 15, 2008 payable on April 1, 2008.  You will be paid the regular quarterly and special dividend on any Shares you deliver for exchange.  However, all dividends will be paid in cash, and no reinvestment of the dividend in Common Stock will be permitted.

•	How will the ESOP/401(k) Plan pay for the Shares?

Assuming all 1,498,942 shares of Common Stock outstanding on March 1, 2008 not owned by the ESOP/401(k) Plan or the Pension Plan are exchanged, the aggregate cash portion of the Exchange Price will be approximately $40,500,000.  Subject to the terms and conditions of a commitment letter dated February 7, 2008 issued by General Electric Capital Corporation and accepted by the Company, General Electric Capital Corporation has committed to establish for the Company's benefit a $110,000,000 senior secured credit facility (the "Credit Facility").  The Company intends to borrow an amount equal to the aggregate cash portion of the Exchange Price under the terms of the Credit Facility and then lend that amount to the ESOP/401(k) Plan to fund the payment of the cash portion of the Exchange Price.

See Section 8 of the Exchange Offer for a description of the Credit Facility.

•	What will become of the Shares that are exchanged?

The Shares exchanged with the Company for the Promissory Notes will be retired.  The Shares sold to the ESOP/401(k) Plan for cash will remain outstanding. They will be held in the name of the ESOP/401(k) Plan and will be allocated to the accounts of the Company's current and future employees, in accordance with the terms of the ESOP/401(k) Plan, as the principal payments on the loan from the Company to the ESOP/401(k) Plan are made.

•	What are the United States federal income tax consequences if I exchange my Shares?

Assuming that you hold your Shares and hold the Promissory Note as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), upon receipt of the cash and Promissory Note in exchange for your Shares you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to (1) the cash received in exchange for your Shares, plus (2) the fair market value of the Promissory Note received in exchange for your Shares, minus (3) your adjusted tax basis in your Shares.  Any gain or loss you recognize will be long-term or short-term capital gain or loss depending on whether you have held your Shares for more than one (1) year.

Unless you elect otherwise, the Exchange will qualify for installment sale treatment.  The installment sale method is a special way of reporting gains from sales when at least one payment is received after the year of the sale.  Under the installment sale method, gain on the sale is prorated and recognized in the years in which payments are received.

For example, under the installment sale method, if you exchanged 1,000 Shares (that were capital assets in your hands) having a total cost basis of $60,000, in the year of the exchange you would receive $27,000 in cash and a Promissory Note in the face amount of $63,000.  Your anticipated profit on the exchange is $30,000 ($90,000 - $60,000).  Your gross profit percentage is 33 1/3 percent ($30,000 gross profit/$90,000 exchange price).  Under the installment method, you would report a $9,000 capital gain in 2008 ($27,000 x 33 1/3%).  When you received your principal installments in 2012 and 2015, you would report 33 1/3 percent of the principal payment as a capital gain.  In the event you receive an amount greater than the scheduled principal installment(s) due under the Promissory Note, you will have to recompute the gross profit used to measure your taxable income.  The interest would be reported as ordinary income in the year in which it is received.

It is recommended that you consult with your own tax advisor with respect to your particular situation.  See Section 9 of the Exchange Offer.

•	How does the Company's intention to elect to be taxed as an S corporation affect me as a holder of Promissory Notes?

It is the intention of the Company to elect S corporation tax status following the Expiration Date, subject to the consent to such election of all holders of Common Stock.  Under Subchapter S of the Internal Revenue Code, an S corporation does not pay any income tax on its normal business operations.  Instead, the corporation's income, gains, losses, deductions and credits are passed through to its shareholders.  The shareholders of an S corporation then must report the income, gains, losses, deductions and credits of the corporation on their own income tax returns.

The ESOP/401(k) Plan is a "qualified retirement plan" within the meaning of Section 401(a) of the Internal Revenue Code and ERISA and therefore qualifies for certain tax benefits.  Among the tax benefits offered to a qualified retirement plan are: tax exemption for the fund that is established to provide benefits, deductions by the employer for contributions made to the fund and tax deferral for employees on employer contributions and earnings on the retirement fund.

It is the intention of the Company to retire any Shares exchanged with the Company for Promissory Notes.  After the completion of the Offer to Exchange and the repurchase by the Company of all of the Common Stock held by the Pension Plan, the Company intends to enter into a merger transaction as a result of which any shares of Common Stock not held by the ESOP/401(k) Plan will be converted to the right to receive the Exchange Price, payable in cash and Promissory Notes in the same proportion as the consideration paid to shareholders who accepted the Offer to Exchange, and the ESOP/401(k) Plan will then own all of the outstanding Common Stock.  Due to the tax-exempt nature of the ESOP/401(k) Plan and the Company's status as an S corporation, all income of the Company attributable to the Common Stock will pass to the ESOP/401(k) Plan without federal or state income tax liability.

The tax savings resulting from the Company’s S corporation election and the tax-exempt nature of the ESOP/401(k) Plan are expected to provide the Company with additional capital available to (i) service the debt incurred for the cash portion of the Offer to Exchange; (ii) pay installments of interest and principal due under the terms of the Promissory Notes; and (iii) provide the Company with additional working capital to invest in its business.

•	What if I decide not to exchange my Shares?

There is no public market for the Shares.  Effective March 17, 2008, the Company will no longer repurchase any Common Stock not held by the ESOP/401(k) Plan.  If more than 99 shareholders retain their Shares, the Company would not qualify to be taxed as an S corporation under the Internal Revenue Code. The election to be taxed as an S corporation will require the consent of all of holders of the Common Stock. If you retain your Shares and the Company is qualified to elect S corporation status and all of the holders of Common Stock consent to the S election and the Company elects to be taxed as an S corporation, you would recognize taxable income on your proportionate share of the Company's taxable income without any right to receive an equivalent amount of income from the Company.  The Company has no intention of making cash distributions to the shareholders who retain their Shares.

In order to avoid the foregoing consequences, following the expiration of the Offer to Exchange, the Company plans to enter into a merger transaction through which any outstanding shares of Common Stock not owned by the ESOP/401(k) Plan would be converted into the right to receive an amount equal to the Exchange Price, payable in cash and Promissory Notes in the same proportion as the consideration paid to shareholders who accepted the Offer to Exchange.  Section 910 of the Business Corporation Law of the State of New York provides that any holder of Common Stock who has not voted in favor of the merger shall have the right, as an alternative to receiving the consideration paid to shareholders who accepted the Offer to Exchange, to receive a judicially determined fair value of their shares of Common Stock as of the day prior to the shareholder meeting called to consider the merger and certain other rights and benefits, subject to complying with Section 623 of the Business Corporation Law of the State of New York.  A copy of Section 623 of the Business Corporation Law of the State of New York is attached as Appendix II.

•	Are there conditions to the consummation of the Offer to Exchange?

The Offer to Exchange is conditioned upon (i) the delivery for exchange prior to the Expiration Date of at least that number of Shares that will result, upon completion of the Offer to Exchange, in the ESOP/401(k) Plan holding at least 66 2/3 percent of the outstanding shares of Common Stock, (ii) the financing for the cash portion of the Exchange Price being made available to the Company under the terms of the Credit Facility, (iii) no event having occurred that has resulted or may result in a change in the business, condition, income, operations or prospects of the Company that, in the reasonable judgment of the Company or the Trustee, would have a material adverse effect on the Company; and (iv) the absence of any injunction or other order issued by any court of competent jurisdiction prohibiting consummation of the Offer to Exchange.

See Section 5 of the Exchange Offer.

•	What are the risks associated with owning the Promissory Notes? What are the risks associated with the business of the Company?

You should understand that among the risks associated with owning the Promissory Notes are (i) the Promissory Notes will be unsecured and effectively subordinated in right of payment to the secured debt of the Company obtained under the Credit Facility to pay the cash portion of the Exchange Price, (ii) the Company may incur secured or unsecured debt in addition to the debt the Company incurs to pay the cash portion of the Exchange Price and the Promissory Notes would also be effectively subordinated to any such debt, (iii) there is no public market for the Promissory Notes, (iv) the Company will remain obligated to repurchase shares of Common Stock held by participants of the ESOP/401(k) Plan, (v) subject to the successful completion of the Offer to Exchange, the Company has agreed to fund the repurchase of shares of Common Stock allocated as of March 17, 2008 to participant accounts in the ESOP/401(k) Plan at a price of at least $90.00 per share for a period of five (5) years after the Expiration Date, (vi) the Company's ability to draw upon the Credit Facility will be subject to certain conditions and the Credit Facility may not be available to be drawn upon to pay the principal payment due on April 17, 2012, (vii) the term of the Credit Facility is 60 months and will not be available to be drawn upon to pay the principal payment due on April 17, 2015 unless the term of the Credit Facility is extended or the Credit Facility is replaced, and (viii) there may be changes to the tax laws that could impact your election to use the installment method of reporting your gain on the transaction or the Company's election to be taxed as an S corporation.

You should further understand that there are risks associated with the business of the Company that could affect the ability of the Company to pay the Promissory Notes as they become due.  Among such risks are (i) competition, (ii) industry risks, (iii) general economic conditions, (iv) lack of diversification, (v) litigation, (vi) dependence on key personnel, and (vii) compliance with governmental regulations.

You should consider carefully the matters described under Section 10, "Risk Factors Associated with the Ownership of the Promissory Notes," and Section 11, "Risk Factors Associated with the Company's Operations," as well as other information set forth in the Exchange Offer and the accompanying Letter of Transmittal before you decide to participate in the Offer to Exchange.

•	Has the Company received an opinion as to the fairness of the Offer to Exchange to the Company's shareholders?

Duff & Phelps, LLC delivered its written opinion, dated March 16, 2008, to the Board of Directors of the Company stating that as of such date, the consideration to be received by the Company's shareholders in the Offer to Exchange is fair, from a financial point of view, to the shareholders of the Company.

For information regarding the opinion of Duff & Phelps, LLC, see Section 14, "Fairness Opinion of Duff & Phelps, LLC."  A copy of the opinion of Duff & Phelps, LLC is attached as Appendix IV and is incorporated herein by reference.

•	May I transfer my Shares prior to the closing of the Offer to Exchange?

The Company will recognize the transfer of Shares prior to the Closing if you decide to transfer all or a portion of your Shares, without consideration, to (i) your spouse; (ii) your children; (iii) your grandchildren; (iv) a trust established by you for your benefit or the benefit of your spouse and/or children and/or grandchildren; (v) a charitable trust you have established; or (vi) a charitable organization qualifying for tax-exempt status under Section 501(c)(3) of the Internal Revenue Code.  No other transfer of Shares will be allowed or recognized by the Company.

A permitted transfer should be made by delivering the Share certificates you wish to transfer to the Company, c/o Stephen P. McCoy, 29 East Main Street, Gouverneur, New York  13642, with written instructions for re-registering such Share certificates no later than March 31, 2008.  No transfers of Shares will be accepted that are delivered later than March 31, 2008 or in respect of Share certificates that have been lost and cannot be physically delivered to the Company.

•	May I transfer Promissory Notes after the closing of the Offer to Exchange?

The Promissory Notes (i) will be non-negotiable; (ii) will not be registered under the Securities Act of 1933, as amended; and (iii) will not be transferable for consideration.  However, the Promissory Notes will be transferable, without consideration, to: (i) your spouse; (ii) your children; (iii) your grandchildren; (iv) a trust established by you for your benefit or for the benefit of your spouse and/or children and/or grandchildren; (v) a charitable trust you have established; or (vi) a charitable organization qualifying for tax-exempt status under Section 501(c)(3) of the Internal Revenue Code.

Such transfers will be handled by the Trust Indenture Trustee in accordance with the terms of the Trust Indenture.

See Section 7 of the Exchange Offer.

•	Who may I contact if I have questions concerning the Offer to Exchange?

You may contact Craig Painter, Chief Executive Officer, (ext. 224), Bridget-ann Hart, President, (ext. 428) or Steve McCoy, Vice President Finance and Chief Financial Officer (ext. 126) at the Company at (315) 287-1500.  You may also contact Warren D. Wolfson, Esq., counsel to the Company, at (315) 425-7960.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in the Exchange Offer, including, without limitation, statements regarding the Company's future financial position, business strategy and plans and objectives of management for future operations are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "proposed," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot assure you that such expectations will prove to have been correct.  Such statements involve certain known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from forward-looking statements.  Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" in Section 10 and 11 of the Exchange Offer and elsewhere in the Exchange Offer.  Also, subsequent written and oral forward-looking statements attributable to the Company, or persons acting on any of their behalf, are expressly qualified in their entirety by the cautionary statements.  The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of the Exchange Offer.

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THE EXCHANGE OFFER

1.           Purpose of the Offer to Exchange.  The Board of Directors has determined that:

(a)           ownership of the Company should be restored to active Company employees through participation in the ESOP/401(k) Plan;

(b)           the heavy current demand for share repurchases by active and inactive employees is jeopardizing the Company's ability to continue to prosper as an independent company;

(c)           the anticipated future demand for share repurchases will require the Company to restrict or limit the repurchase of shares of Company stock held outside of the ESOP/401(k) Plan; and

(d)           it is in the best interest of the Company's shareholders, employees and the communities in which the Company's facilities and stores are located that the Company remain an independent company.

In order to address the foregoing, the Company's Board of Directors, working with Duff & Phelps, LLC, has formulated the Offer to Exchange, which is intended to:

(1)           restore full ownership of the Company to the Company's active employees through their participation in the ESOP/401(k) Plan;

(2)           provide for the orderly repurchase of shares held outside the ESOP/401(k) Plan;

(3)           provide the Company with the financial ability to continue to meet its obligations to repurchase shares from Plan participants as they elect to diversify within the ESOP/401(k) Plan and to receive distributions from the ESOP/401(k) Plan when they retire;

(4)           enable the Company to elect to be taxed as an S corporation with a single, tax-exempt taxpayer in the form of the ESOP/401(k) Plan; and

(5)           provide the Company with the best opportunity to remain a prosperous, independent company with the benefits such independence affords the Company's shareholders, employees and the communities in which the Company's facilities and stores are located.

2.           Shares Subject to the Offer to Exchange; The Exchange Price.  Upon the terms and conditions of the Exchange Offer, the Company and the ESOP/401(k) Plan offer to acquire all of the outstanding Common Stock not owned by the ESOP/401(k) Plan or the Pension Plan for $90.00 per share (the "Exchange Price"), payable as set forth below, less any applicable withholding tax and without interest.  Thirty percent (30%) of the Shares will be purchased for cash by the ESOP/401(k) Plan.  The remaining seventy percent (70%) of the Shares will be exchanged with the Company for the Company's 5% Participating Promissory Notes (the "Promissory Notes").

See Section 6 of the Exchange Offer for a description of the Promissory Notes.

3.           Procedure for Exchanging Shares.

(a)           Valid Exchange.  For a shareholder to effect a valid exchange of Shares pursuant to the Exchange Offer, the Exchange Officer must receive, at the address noted on the Letter of Transmittal, prior to 5:00 p.m. Eastern Time on the Expiration Date:

(i)           a Letter of Transmittal, properly completed and signed; and

(ii)           certificates representing the Shares to be exchanged and/or a Lost Share Affidavit.

The Letter of Transmittal provides for a listing of the Share certificates being delivered for exchange.  If additional space is needed to list Share certificates, an additional listing should be attached to the Letter of Transmittal and signed by the registered holder(s).  The Letter of Transmittal must be signed by the registered holder(s) of the Shares as the name(s) appear(s) on the Share certificates.  If a signature is provided by an attorney-in-fact, trustee, executor, administrator, guardian, officer or other person acting in a fiduciary or representative capacity, such person should so indicate such capacity when signing, and proper evidence satisfactory to the Exchange Officer verifying the authority of such person to act must be submitted.

(b)           Exchanging Shareholder's Representations and Warranties.  By delivering Shares to be exchanged, the registered holder is representing and warranting to the Company and the ESOP/401(k) Plan that:  (i) the holder has full power and authority to exchange the Shares being delivered for exchange and that, when the Shares are accepted for payment by the Company and the ESOP/401(k) Plan, the Company and the ESOP/401(k) Plan will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances or other obligations relating to the sale or transfer of such Shares; (ii) the holder is delivering for exchange all of the Shares owned by the holder, whether or not all share certificates registered in the name of the holder are being delivered; (iii)  the holder, upon request, shall execute and deliver any additional documents deemed by the Company or the ESOP/401(k) Plan to be necessary or desirable to complete the assignment of the Shares; and (iv) the holder has read and agrees to all of the terms of the Exchange Offer.

(c)           Appointment of Company's Secretary as Agent and Attorney in Fact.    Subject to and effective upon acceptance for exchange and payment for the exchanged Shares, the holder shall appoint the Secretary of the Company as the true and lawful agent and attorney-in-fact of the holder with respect to such Shares, with full power of substitution to:  (i) present such Shares for transfer or cancellation on the books of the Company; and (ii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares in accordance with the terms of the Exchange Offer.

(d)           United States Federal Income Tax Withholding.  Under U.S. federal income tax law, payments in connection with the Exchange Offer may be subject to "backup withholding" at a rate of 28 percent unless a shareholder that holds Shares: (i) provides a correct taxpayer identification number (which, for an individual shareholder, is generally the shareholder's social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules; or (ii)  is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the shareholder's U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the shareholder provides the required information to the Internal Revenue Service (the "IRS").  A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.  To prevent backup U.S. federal income tax withholding on cash payable pursuant to the terms of the Exchange Offer, each shareholder should provide the Company with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to U.S. Federal income tax backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal.

4.           Payment of the Exchange Price.  Unless the Offer to Exchange is extended, the ESOP/401(k) Plan shall pay the cash portion of the Exchange Price on April 17, 2008 in respect of Shares properly delivered to the Company by April 9, 2008.  In the event the Offer to Exchange is extended, the ESOP/401(k) Plan shall pay the cash portion of the Exchange Price in respect of Shares properly delivered to the Company by April 9, 2008 no later than the extended expiration date.  For Shares delivered to the Company following April 9, 2008 but prior to the original or extended expiration date, the cash portion of the Exchange Price shall be mailed on the later of (i) two (2) weeks following receipt of the Shares by the Company, or (ii) the date on which the Offer to Exchange expires in the event the Offer to Exchange is extended.

Unless the Offer to Exchange is extended, the Company will issue the Promissory Notes on April 17, 2008 in respect of Shares properly delivered to the Company by April 9, 2008.  In the event the Offer to Exchange is extended, the Company shall mail the Promissory Notes in respect of Shares properly delivered to the Company by April 9, 2008 no later than the extended expiration date.  Promissory Notes in respect of Shares properly delivered to the Company after April 9, 2008 but prior to the original or extended closing date shall be mailed on the later of (i) two (2) weeks of receipt of the Shares by the Company, or (ii) the date on which the Offer to Exchange expires in the event the Offer to Exchange is extended.  Notwithstanding the foregoing, the Promissory Notes will begin to accrue interest from April 16, 2008 in respect of Shares properly delivered to the Company by April 16, 2008.

5.           Conditions of the Offer to Exchange.  Notwithstanding any other provision of the Exchange Offer, neither the Company nor the ESOP/401(k) Plan will be required to accept for exchange any Shares delivered, and either may terminate the Offer to Exchange or may postpone the acceptance for payment of the Shares if, at any time prior to the Expiration Date, any of the following events has occurred that, in the judgment of the Company or the ESOP/401(k) Plan trustee, and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer to Exchange:

(a)           There has not been delivered for exchange at least that number of Shares so that, upon completion of the Offer to Exchange, the ESOP/401(k) Plan will hold at least 66 2/3 percent of the outstanding shares of Common Stock;

(b)           Financing for the purchase of the Shares acceptable to the Company has not been made available to the Company under the Credit Facility described in Section 8 of the Exchange Offer;

(c)           There has occurred any change in the general political, market, economic or financial conditions that are reasonably likely to materially and adversely affect the Company's business or financial condition, results of operations or value of the Shares, or otherwise materially financially impair the contemplated future conduct of the Company's business;

(d)           An event having occurred that has resulted or may result in a change in the business, condition, income, operations or prospects of the Company that, in the reasonable judgment of the Company or the ESOP/401(k) Plan, would have a material adverse effect on the Company;

(e)           The Board of Directors determines that the Offer to Exchange is no longer in the best interests of the Company or its shareholders;

(f)           The Trustee determines that the Offer to Exchange is no longer in the best interests of the ESOP/401(k) Plan or its participants or beneficiaries; or

(g)           There has been issued an injunction by a court of competent jurisdiction prohibiting consummation of the Offer to Exchange.

If any of the above events occur, the Company or the ESOP/401(k) Plan may:

(i)           terminate the Offer to Exchange and promptly return all exchanged Shares to delivering shareholders;

(ii)           extend the Offer to Exchange and retain all delivered Shares until the extended Offer to Exchange expires;

(iii)           amend the terms of the Offer to Exchange, which may result in an extension of the period of time for which the Offer to Exchange is kept open; or

(iv)           waive the unsatisfied condition, subject to any requirement to extend the period of time during which the Offer to Exchange is open and complete the Offer to Exchange.

6.           Extension of the Offer to Exchange; Termination.  The Company and the ESOP/401(k) Plan each reserves the right, in its sole discretion, regardless of whether any of the events set forth in Section 5 shall have occurred, to extend the period of time during which the Offer to Exchange remains open.  The Company and the ESOP/401(k) Plan each also expressly reserves the right to terminate the Offer to Exchange if any of the conditions set forth in Section 5 have occurred and to reject for payment and not pay for any Shares theretofore delivered for exchange or, subject to applicable law, to postpone payment for Shares by giving written notice of such postponement to the Company's shareholders.   In the event of the termination of the Offer to Exchange, the Company shall return the Shares delivered for exchange promptly following termination of the Offer to Exchange.

7.           Brief Description of Promissory Notes and Trust Indenture.  The Company will issue Promissory Notes under a trust indenture to be dated as of the Closing date (the "Trust Indenture") between the Company and HSBC Bank USA, National Association, as trustee (the "Trustee").  The following summarizes some, but not all, of the provisions of the Promissory Notes and Trust Indenture.  Annexed to the Exchange Offer as Appendix I is the form of the Promissory Note.  You may request a copy of the Trust Indenture by writing to the Secretary of the Company at the address on the Letter of Transmittal.  The Trust Indenture and the form of Promissory Note, not the following description, define your rights as a holder of the Promissory Notes.

(a)           General.  The Company will issue Promissory Notes sufficient to complete the Offer to Exchange at $63.00 for each Share exchanged.  As of March 1, 2008, there were 1,498,942 shares outstanding not owned by the ESOP/401(k) Plan or the Pension Plan, and if all such shares were exchanged, the Company would issue approximately $94,433,346 aggregate principal amount of Promissory Notes.  The Promissory Notes will:

(i)           provide for a principal payment on April 17, 2012 equal to the greater of (i) one-half of the principal amount of the Promissory Notes, or (ii) an amount representing 80 percent of the appraised value of one-half of the shares of the Company's Common Stock exchanged for Promissory Notes;

(ii)           provide for a principal payment on April 17, 2015 equal to the greater of (i) one-half of the original principal amount of the Promissory Notes, or (ii) an amount representing 80 percent of the appraised value of one-half of the shares of the Company's Common Stock exchanged for Promissory Notes;

(iii)           bear interest at the rate of 5 percent per year, payable quarterly, in arrears, on July 17, October 17, January 17 and April 17 of each year;

(iv)           be unsecured obligations, ranking equally with all of the Company's existing and future unsecured indebtedness;

(v)           be effectively subordinated to any secured debt incurred under the Credit Facility and to all existing and future secured indebtedness; and

(vi)           will not afford the holder or the Trustee the right to vote the Common Stock.

The appraised value of the exchanged shares of Common Stock, for purposes of the Promissory Notes, shall be the latest appraised value per share of Common Stock as determined by the firm retained by the ESOP/401(k) Plan to make periodic valuations for the ESOP/401(k) Plan, equitably adjusted for stock splits, stock dividends and for issuances and redemptions of Common Stock following the Closing.

The Trust Indenture will not contain any financial covenants and will not restrict the Company from paying dividends, incurring additional debt or repurchasing additional securities of the Company.  No sinking fund is provided for repayment of the Promissory Notes.

Within sixty (60) days of a Change in Control (as defined in the Promissory Note and Trust Indenture) of the Company, the Company will pay all accrued but unpaid interest due under the Promissory Notes plus the principal amount of the Promissory Notes equal to the greater of (a) the portion of the face value of the Promissory Notes remaining unpaid or (b) (i) an amount representing 80 percent of the appraised value of the shares of the Company's Common Stock exchanged for the Promissory Notes if such Change in Control occurs prior to the payment of the first scheduled principal payment, or (ii) an amount representing 80 percent of the appraised value of one-half of the shares of the Company's Common Stock exchanged for the Promissory Notes if such Change in Control occurs subsequent to the payment of the first scheduled principal payment due under the terms of the Promissory Notes.  For purposes of a Change in Control, the appraised value of the Common Stock will be based on the last appraisal conducted by the firm retained by the ESOP/401(k) Plan prior to the occurrence of a Change in Control.

(b)           Events of Default.  Each of the following will constitute an event of default under the Promissory Notes and Trust Indenture:

(i)           the failure of the Company to pay the principal of any of the Promissory Notes when due;

(ii)           the failure of the Company to pay an installment of interest on any of the Promissory Notes within thirty (30) days after the date when due;

(iii)           the failure of the Company to perform or observe any other covenant or agreement contained in the Promissory Notes or the Trust Indenture for a period of sixty (60) days after written notice of such failure, requiring the Company to remedy same, shall have been given either to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Promissory Notes then outstanding;

(iv)           a default under any indebtedness for money borrowed by the Company, the aggregate principal amount of which is in excess of $50 million which results in the acceleration of the maturity of such debt or the failure to pay any such debt at maturity; or

(v)           certain events of bankruptcy, insolvency or reorganization with respect to the Company.

The Trust Indenture will provide that the Trustee will, within 90 days of the occurrence of a default, give to the registered holders of the Promissory Notes notice of all uncured defaults or events of default known to it; but the Trustee shall be protected in withholding such notice if, in good faith, it determines that the withholding of notice is in the best interest of such registered holders, except in the case of a default or event of default in the payment of the principal of or interest on any of the Promissory Notes when due.

The Trust Indenture will contain a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the Promissory Notes before proceeding to exercise any right or power under the Trust Indenture at the request of such holders.  The Trust Indenture will provide that the holders of a majority in aggregate principal amount of the Promissory Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

(c)           Amendment; Modification; Waiver.  The Trust Indenture permits the Company and the Trustee to amend or modify the Trust Indenture or the Promissory Notes with the consent of the holders of a majority in aggregate principal amount of the outstanding Promissory Notes.  However, the Trust Indenture, including the terms and conditions of the Promissory Notes, will not be able to be modified or amended without the written consent or the affirmative vote of each holder affected by such change to (i) change the maturity of the principal of or the date any installment of interest is due on any Promissory Note; (ii) reduce the principal amount or interest on any Promissory Note; (iii) change the currency of payment of such Promissory Note or the interest thereon; (iv) impair the right to institute suit for the enforcement of any payment on any Promissory Note; or (v) reduce the percentage in aggregate principal amount of Promissory Notes outstanding necessary to modify or amend the Trust Indenture or to waive any past default.  Furthermore, provisions in the Trust Indenture permit the holders of a majority in the aggregate principal amount of the outstanding Promissory Notes, in certain instances, to waive, on behalf of all of the holders of the Promissory Notes, certain past defaults under the Trust Indenture and their consequences.

(d)           No Personal Liability of Directors, Officers, Employees or Shareholders.  None of the Company's directors, officers, employees or shareholders shall have any liability for any of the Company's obligations under the Promissory Notes or the Trust Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Promissory Note, each noteholder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issuance of the Promissory Notes.

(e)           Governing Law.  The Trust Indenture and the Promissory Notes will be governed by, and construed in accordance with, the laws of the State of New York.

(f)           Information Concerning the Trustee. The Trustee has been appointed by the Company as paying agent, registrar and custodian with regard to the Promissory Notes.  The Trustee or its affiliates may, from time to time in the future, provide banking and other services to the Company in the ordinary course of their business.

(g)           Transfer of Promissory Notes Subject to Securities Laws.  The Promissory Notes have not been registered under federal or any state securities laws.  The Promissory Notes may not be offered or sold except pursuant to such registration or an exemption from such registration requirements. The Company has no obligation to register the Promissory Notes and does not intend to do so.

(h)           Transfer of Promissory Notes Allowed in Certain Circumstances.  The Promissory Notes will be transferable only without consideration to: (i) your spouse; (ii) your children; (iii) your grandchildren; (iv) a trust established by you for your benefit or for the benefit of your spouse and/or children and/or grandchildren; (v) a charitable trust you have established; or (vi) a charitable organization qualifying for tax-exempt status under Section 501(c)(3) of the Internal Revenue Code.  Such transfers will be handled by the Trustee in accordance with the terms of the Trust Indenture. Transfers of the Promissory Notes for consideration will be expressly prohibited.

8.           Sources and Amounts of Funds.  General Electric Capital Corporation ("GE Capital"), on behalf of itself and other participating financial institutions, has provided to the Company a commitment letter dated February 7, 2008 (the "GE Capital Commitment Letter") under which GE Capital has committed to provide the Company with a $110,000,000 senior secured credit facility (the "Credit Facility"), subject to the terms and conditions of the commitment letter.  The following summarizes some, but not all, of the terms and conditions of the Credit Facility as committed in the GE Capital Commitment Letter.  An additional summary of the terms and conditions of the GE Capital Commitment Letter is attached as Appendix III.

Assuming that all Shares are exchanged, the aggregate price to be paid by the ESOP/401(k) Plan in cash at closing will be approximately $41,021,000.  The amount required by the ESOP/401(k) Plan to pay the cash portion of the Exchange Price will be loaned to the ESOP/401(k) Plan by the Company, which will draw on the Credit Facility.  Unless the Company is in default under the terms of the Credit Facility, has less than $15 million available for borrowing under the Credit Facility's Borrowing Base (after payment of the principal payment) or is otherwise unable to satisfy the conditions for funding under the Credit Facility, the Credit Facility will be available to draw upon to pay the first principal payment due under the Promissory Notes.

A summary of the relevant terms of the Credit Facility follows:

(a)           Amount of Credit Facility:   $110,000,000.

(b)           Increase in Amount of Credit Facility:  Up to $15,000,000 upon the fulfillment of certain conditions.

(c)           Term:  60 months.

(d)           Borrowing Base:  (i) 90 percent of the Company's and its wholly owned subsidiaries' eligible accounts receivable, plus (ii) 90 percent of the net orderly liquidation value of the Company's and its wholly owned subsidiaries' eligible inventory, plus (iii) 90 percent of the fair market value of the Company's and its wholly owned subsidiaries' eligible prescription files (not to exceed 50 percent of the aggregate Borrowing Base) minus (iv) the aggregate of the applicable reserves.

(e)           Interest:  Will be computed based upon the reserve-adjusted 30 day London Interbank Offered Rate ("LIBOR"), or the one, two, three or six month LIBOR, as selected by the Company, plus an Applicable Margin.  The Applicable Margin will vary between 1.25 percent and 2.0 percent, depending on the amount of availability under the Company's Borrowing Base.

(f)           Unused Facility Fee Margin:  .25 percent.

(g)           Security:  GE Capital will receive a fully perfected first priority security interest in all of the existing and after-acquired personal property and intangible assets of the Company and its wholly owned subsidiaries as well as the guaranty of the wholly owned subsidiaries of the Company.

(h)           Certain Restrictions:  Should the availability under the Company's Borrowing Base fall below $15 million, should the Company default under the terms of the Credit Facility or should the Company otherwise be unable to satisfy the conditions for funding under the Credit Facility, the Company will not be able to draw on the Credit Facility for any of the following purposes: (i) to make Company stock redemptions in the ESOP/401(k) Plan; (ii) to pay cash dividends; (iii) to engage in mergers and acquisitions; or (iv) to pay interest or principal payments on the Promissory Notes.

9.           Certain United States Federal Tax Considerations.

(a)           IRS Circular 230 Notice.  To ensure compliance with the Internal Revenue Service Circular 230, shareholders are hereby notified that: (i) any discussion of U.S. federal tax issues contained or referred to in this Exchange Offer or in any document referred to herein is not intended or written to be used, and cannot be used by shareholders, for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code (the "Code"); (ii) such discussion is written for use in connection with the transactions or matters addressed herein; and (iii) shareholders should seek advice based on their particular circumstances from an independent tax advisor.

The following summary describes the material U.S. federal income tax consequences relating to the Offer to Exchange to shareholders whose Shares are validly tendered and accepted for payment and exchange pursuant to the Offer to Exchange.  This summary does not address the effect of state, local, foreign or other tax laws.  This summary is based upon the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date of the Exchange Offer and all of which are subject to change, possibly with retroactive effect.  This summary addresses only Shares that are held as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code.  In addition, except as otherwise specifically noted, this discussion applies only to "U.S. shareholders."

(b)           Tax Consequences to Exchanging Shareholders.  Exchanging shareholders will be deemed to have received from the Company payment in complete redemption of their Shares, affording such shareholders capital gain treatment on the redemption of their Shares by the Company.  Likewise, Shares sold to the ESOP/401(k) Plan will be a transaction qualifying for capital gain treatment.

Exchanging shareholders who have held their Shares for more than one (1) year will be entitled to long-term capital gains treatment (currently at the rate of 15 percent of the gain realized as a result of the exchange).  Generally, shareholders who have inherited their Shares and have held such Shares for less than one (1) year will also be afforded long-term capital gain treatment.  Gain on the exchange will be recognized to the extent that the amount received by the exchanging shareholder (both in cash and the Promissory Notes) exceeds the shareholder's basis in the Shares.  In most instances, a taxpayer tax basis in the Shares will be the cost of such Shares to the taxpayer.  The tax basis of Shares received as a holiday stock bonus, as compensation for services on the Company's Board of Directors or as a result of dividend reinvestments will be the amount of taxable income recognized upon the receipt of such Shares.  Generally, the amount of taxable income attributed to shareholders by the Company upon the distribution of stock bonuses, Board compensation and dividend reinvestments was an amount equal to the appraised value of the Company's Common Stock as reflected on the last appraisal conducted for the ESOP/401(k) Plan prior to the distribution of such stock bonuses, Board compensation and dividend reinvestments.  Special tax basis rules apply to Shares inherited from a decedent and Shares received as a gift.

Inasmuch as the transaction involves the receipt of both a cash payment and the Promissory Notes, exchanging shareholders will be treated as having elected the installment sale treatment under Section 453 of the Code unless they elect not to use that treatment.  Under Section 453, the exchanging shareholder will be required to report gain only in the years that cash payments are received for the Shares.  This means that 30 percent of the realized gain must be reported in 2008, with the balance of the gain reported equally in 2012 and 2015, when payments on the Promissory Notes are received.

Exchanging shareholders will compute their gain initially by using $90.00 as the amount received for their Shares.  If principal payments on the Promissory Notes exceed the scheduled principal installments, exchanging shareholders must re-compute the gross profit percentage in computing their gain to reflect the additional amount received.

All interest payments will be taxed as ordinary income in the year received.

10.           Information About Kinney Drugs, Inc.

(a)           General Information.  The Company is a New York corporation with principal offices located at 29 East Main Street, Gouverneur, New York  13642.  The Company's telephone number at that location is (315) 287-1500.  The Company operates 87 retail drug stores in New York and Vermont and is the 11th largest chain drug retailer in the United States in terms of revenue and number of stores.  Each Kinney Drug Store contains a pharmacy department supervised by a registered pharmacist.  As of March 1, 2008, the Company employed 2,739 individuals, including 274 registered pharmacists and 1,701 individuals employed on a part-time basis.

(b)           The Company's Business.  As of March 1, 2008, the Company was operating 87 drug stores in the States of New York (73 stores) and Vermont (14 stores).  A typical Kinney Drug Store location sells prescription drugs and a variety of high-quality, nationally advertised brand name and private label merchandise.  Over-the-counter drugs, beauty products and cosmetics, film and photo finishing services, seasonal merchandise, greeting cards and convenience goods are sold in the "front end" of the store.  In a select number of stores, the Company is currently experimenting with offering additional products and services such as gasoline, clothing and an extended convenience food line.  The Company also operates Long Term Care Services, Pharmacy Benefits Management and Mail Order Pharmacy businesses.

All of the Company's stores contain a pharmacy department.  Each store carries a broad selection of health related products and general consumer merchandise.  Pharmacy and "front-end" sales account for over 90 percent of the Company's revenues. The Company also offers a selection of medical devices and equipment.  The Company offers the "Premier Value" private label brand as well.

The Company's drug stores average 10,320 square feet.  The Company's current prototype drug stores are 11,500 and 14,500 square feet and include state-of-the-art drive-through and patient-counseling centers in their pharmacy departments as well as an expanded beverage and convenience food departments.

The Company positions the pharmacy as the most important department in its drug stores.  Prescription sales are the largest portion of the Company's business.  For the year ended December 31, 2007, prescriptions accounted for 75 percent of sales, compared to 76 percent in the year 2006.  Within prescription sales, third party sales (sales covered by insurance, employee benefit plans, managed care plans and governmental programs) were 92.8 percent of all prescription sales in the year ended December 31, 2007, compared to 92.3 percent in the year 2006.  The Company expects these trends to continue due to the aging of the population, availability of new drugs and the shift to managed care.

The Company's Long Term Care Services division operates under the name "Health Direct Institutional Services."  This division contracts with outside institutions to be the exclusive provider of prescription drugs and related services.  The Long Term Care Services division currently has contracts with various nursing homes, adult homes and other related facilities.  The Long Term Care Services division operates out of Gouverneur, New York,

Syracuse, New York and Burlington, Vermont and provides services to over 100 facilities, which house approximately 6,500 residents.

The Company's Pharmacy Benefits Management subsidiary operates under the name "ProAct."  ProAct assists companies and organizations in managing their pharmacy benefit cost.  ProAct provides a comprehensive real-time, online claim processing, adjudication and reporting system.  At the end of 2007, ProAct was providing pharmacy benefit services to over one million lives.

The Company's Mail Order Pharmacy division operates under the name "Health Direct Pharmacy Services."  This division allows customers to conveniently make online or mail in prescriptions for fulfillment in the Company's mail order pharmacies.  Such prescriptions are filled and mailed to that customer's address.  The Mail Order Pharmacy division filled approximately 74,753 prescriptions during the year ended December 31, 2007.

(b)           Competition.   The drug store industry is highly competitive.  The Company competes with various retailers, including chain and independent drug stores, mail order prescription providers, internet pharmacies, supermarkets and discount department stores.  The Company competes on the basis of price, convenience, service and variety.  Many of the Company's competitors are much larger than the Company and more adequately financed than the Company.

The Company also faces competition in the Long Term Care Services, Pharmacy Benefits Management and Mail Order Pharmacy segments of its businesses.  Such competition is mainly from businesses devoted almost exclusively to providing long-term care prescription services, pharmacy benefits management services or mail order pharmacy services.  Again, many of such competitors are larger and more adequately financed than the Company.

(c)           Properties.  As of March 1, 2008, all but one of the Company's 87 drug stores were being leased from third parties.  Leasing of such drug stores has allowed the Company to devote its working capital resources to other purposes.  Over the two year period ending December 31, 2007, the Company has opened or acquired 11 new stores and closed 2 stores.  During the same time period, the Company extensively remodeled/relocated 8 drug stores.

The Company's retail drug store operations are supported by a 151,000 square foot distribution center (owned by the Company) and a 15,000 square foot distribution center (leased by the Company), both located in Gouverneur, New York.  The Company also maintains 9,500 square feet of office space located in Gouverneur, New York and 9,035 square feet of office space located in Liverpool, New York.

Prescription drugs are dispensed to residents of long-term care facilities serviced by Kinney's Long Term Care Services division from three pharmacies devoted exclusively to the Long Term Care Services division.  ProAct houses its administrative operations in Kinney's corporate offices located in Gouverneur, New York.  Health Direct

Pharmacy Services operates mail order pharmacies in Gouverneur, New York, Syracuse, New York and Burlington, Vermont.

11.           Risk Factors Associated with Owning Promissory Notes.

(a)           Additional Indebtedness.  The Company will incur debt under the Credit Facility and may incur additional indebtedness in the future.  The Promissory Notes do not restrict the Company's future issuance or incurrence of indebtedness.  The Company's level of indebtedness will have several important effects on the Company's future operations, including, without limitation: (i) a portion of the Company's cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness; (ii) increases in the Company's outstanding indebtedness and leverage will increase the Company's vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and (iii) depending on the levels of the Company's outstanding debt, the Company's ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.  For a summary description of the Credit Facility, see Section 8 of the Exchange Offer.

(b)           No Public Market.  The Promissory Notes comprise a new issue of securities for which there is no public market.  The Company does not intend to list the Promissory Notes on any national securities exchange or automated quotation system.  The Promissory Notes have not been registered under federal securities laws.  Unless and until the Promissory Notes are so registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under federal and applicable state securities laws.

(c)           The Promissory Notes will be Unsecured.  The Promissory Notes will be unsecured and will be effectively subordinated in right of payment to all secured debt issued under the Credit Facility and any future secured indebtedness that the Company may incur to the extent of the value of the pledged assets.  If some or all of the Company's assets are pledged to secure other obligations, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding Promissory Notes.

(d)           The Company Remains Obligated to Repurchase Shares of the Company's Common Stock Held Under the ESOP/401(k) Plan.  Under the terms of the ESOP/401(k) Plan, participants will continue to have a right to sell shares of the Company's Common Stock credited to their Plan account, funded by the Company.  This includes Company employees who have elected Company stock as an investment alternative under the 401(k) portion of the ESOP/401(k) Plan.  Also, at or prior to retirement, shares of the Company's Common Stock held for the benefit of ESOP participants will be repurchased in accordance with the terms of the Plan using funds supplied by the Company.  Participants in the ESOP/401(k) Plan will no longer have the option of receiving a distribution of Company Common Stock from the ESOP/401(k) Plan.  All participants receiving a distribution in the form of Company Common Stock will be required to immediately sell the distributed shares back to the Company or the ESOP/401(k) Plan.

Effective upon consummation of the Offer to Exchange, the Company has agreed, for a period of five (5) years from the date of the Closing, that it will fund the purchase of shares of Common Stock allocated as of March 17, 2008 to the participants' accounts in the ESOP/401(k) Plan at a price not less than $90.00 per share.  The purpose of such "price protection" is to eliminate the potential loss in value of such shares due to the additional indebtedness incurred by the Company to fund the Offer to Exchange.

Although the Company has forecasted the obligations to repurchase shares of Common Stock under the ESOP/401(k) Plan and feels that it will have adequate cash resources under the Credit Facility and otherwise to meet such obligations, unforeseen negative financial results could leave the Company without adequate cash resources to both meet its obligations under the ESOP/401(k) Plan and pay its obligations under the Promissory Notes.

(e)           The Credit Facility is only Committed for Five (5) Years.  The term of the Credit Facility described in Section 8 of the Exchange Offer is 60 months.  Unless such term is extended, the Credit Facility will not be available to draw upon to pay the principal payment due on April 17, 2015.

(f)           Change in the Tax Laws.  There can be changes in the tax laws that could impact the ability of the Promissory Note holders to elect installment sale treatment in respect of the exchange of their Shares or for the Company to be taxed as an S corporation.

12.           Risk Factors Associated with the Company's Operations.

(a)           Competition.  The drug store industry is characterized by intense competition.  In general, the Company's existing competitors, as well as many potential new competitors, have significantly greater financial resources than the Company, which may allow them to move rapidly into the Company’s markets and acquire significant market share.  Increased competition is likely to result in reduced operating margins and loss of market share, either of which could materially and adversely affect the Company’s business, operating results or financial condition.

(b)           Industry Risks.  The Company’s business is subject to all of the risks inherent in the drug store industry.  These risks include, among other things, adverse effects of general and local economic conditions, changes in local market conditions, cyclical overbuilding of drug store and pharmacy outlets, reductions in reimbursements offered by third party prescription plans and the recurring need for renovations, refurbishment and improvements of drug store properties.  Also, changes in demographics or other changes in the Company’s markets could impact the convenience or desirability of the Company’s drug stores which, in turn, could affect the economic returns from the Company’s operations.

(c)           General Economic Conditions.  A stagnation or downturn in the economy could significantly depress the Company’s revenues.  Any lack of revenue could cause the Company to, among other things, incur additional third-party financing, fail to service debt obligations or contracts with third parties.  As described above, any of these responses to a lack of revenue could have significant adverse effects on a noteholder.

(d)           Lack of Diversification.  The Company’s primary business is the operation of a chain of drug stores located in Northern New York, Central New York and Northern Vermont.  Such lack of geographic diversification exposes the Company’s operating results to events or conditions which specifically affect these areas, such as local and regional economic, weather and other conditions.  Adverse developments which specifically affect the Company’s market areas may have an adverse effect on the results of operations of the Company.

(e)           Litigation.  The Company’s drug stores are visited by thousands of invitees each year.  Injuries incurred by any invitees on the Company’s premises may result in litigation against the Company.  The Company has additional potential exposure involving errors committed in the dispensing of prescription drugs.  While the Company maintains general liability insurance, there can be no assurance that a claim will be covered by such insurance or that claims made against insurers by the Company will not result in increased premiums or cancellation of insurance coverage.

(f)           Dependence on Key Personnel.  The operations of the Company depend to a great extent on the management efforts of the officers and other key personnel of the Company and on the ability to attract new key personnel and retain existing key personnel in the future.  Although all officers are bound by noncompetition agreements, the Company’s failure to retain the services of key personnel could have an adverse effect on the Company’s operating results and financial condition.

(g)           Compliance with Governmental Regulations.  The drug store industry is subject to numerous federal and state government regulations, including those relating to the dispensing of prescription drugs.  Also, the Company is subject to laws governing its relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements as well as local ordinances governing building and zoning requirements.  The failure to obtain or retain pharmacy licenses and any increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect the Company.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property.  Such laws often impose liability whether or not the owner or operator knew of or was responsible for the presence of such hazardous or toxic substances.  Although the Company is not currently aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company.  The cost of defending against claims of liability or of remediating a contaminated property could have an adverse affect on the results of operations of the Company.

13.           Legal Matters; Regulatory Approvals.  The Company is not aware of any license or regulatory approval that is material to the Company's business that might be affected by the exchange of the Shares as contemplated by the Exchange Offer.  A Form T-3, Application for Qualification, has been filed with the Securities and Exchange Commission covering the Trust

Indenture.  Also, where required the Company has made appropriate filings under state Blue Sky laws.  The Company knows of no other approval or other action by any governmental, administrative or regulatory authority that would be required for the exchange of the Shares for the Promissory Notes.  Should any approval or other action be required, the Company will seek that approval or other action where practicable within the time period contemplated by the Exchange Offer.

The Company is a defendant in various lawsuits and other actions from time to time in the normal course of business.  When appropriate, the Company accrues on its balance sheet for any potential loss contingencies that it believes may be paid by the Company.  The Company believes there are no claims pending or threatened that will have a material adverse effect on the Company's financial position.

14.           Management.  Following are the names, positions and backgrounds of the officers and directors of the Company.

Craig C. Painter.  Chairman of the Board, Chief Executive Officer, Director.  Mr. Painter joined the Company in 1998 as Vice President of Support Services and in 2001 was elected Senior Vice President of Operations and Chief Operating Officer.  In 2002, Mr. Painter was elected President and Chief Operating Officer and in 2004 was elected Chief Executive Officer of the Company, while relinquishing the role of Chief Operating Officer. In 2006, Mr. Painter was elected Chairman of the Board of Directors and relinquished the title of President.  Prior to joining the Company, Mr. Painter held various management positions with Fay’s Incorporated and American Stores, Inc.  Mr. Painter has served as a Director of the Company since 2000.

Bridget-ann Hart, R.Ph.  President, Chief Operating Officer, Director.  Ms. Hart joined the Company in 1980 as a pharmacist.  Ms. Hart has held the positions of Director of Third Party Programs/Pharmacy Computer Systems and Director of Professional Services.  In 1996, Ms. Hart was elected Vice President of Pharmacy, in 1998, Vice President of Employee Development and Training, in 2000, Vice President of Corporate Development, and in 2002, Vice President of Store Operations.  In 2005, Ms. Hart was elected Senior Vice President/Chief Operating Officer of the Company.  In 2006, Ms. Hart was elected President of the Company, retaining the title of Chief Operating Officer.  Ms. Hart has served as a Director of the Company since 1995.

Stephen P. McCoy.  Vice President Finance, Chief Financial Officer, Treasurer, Assistant Secretary, Director.  Mr. McCoy joined Kinney in 2000 as Controller.  Mr. McCoy was elected Vice President Finance and Chief Financial Officer in 2002 and Treasurer and Assistant Secretary in 2004.  Prior to joining Kinney, Mr. McCoy worked as assistant controller for Clinton’s Ditch (a Pepsi bottler), and for Fay’s Incorporated for 22 years.  While at Fay’s, he held such titles as general manager, vice president – controller, director of planning and budgeting and director of internal audit.  Mr. McCoy has served as a Director of the Company since 2003.

Mark L. Brackett, R.Ph.  Director.  Mr. Brackett joined the Company in 1971 as a clerk.  Prior to his retirement in 2006, Mr. Brackett had held many managerial and administrative positions with the Company, including Director of Health Care Services, Pharmacy District Manager and Director of Managed Care Services.  In 1999, he was elected President, Secretary and Treasurer of ProAct, Inc., a wholly owned subsidiary of the Company.  In 2005, Mr. Brackett was elected Vice President Human Resources of the Company.  Mr. Brackett has served as a Director of the Company since 2003.

Richard A. Cognetti, R.Ph.  Director.  Mr. Cognetti joined the Company in 1969 as a pharmacist and in 1980 was elected Vice President of Professional Services.  In 1983, Mr. Cognetti was elected Senior Vice President of Operations.  In 1991, he was elected President and Chief Executive Officer of the Company.  In 2002, Mr. Cognetti was elected Chairman of the Board of Directors of the Company.  In 2004, Mr. Cognetti retired as Chief Executive Officer of the Company, while continuing as its Chairman.  Mr. Cognetti retired as Chairman of the Company in 2006.  Mr. Cognetti has served as a Director of the Company since 1981.

Matthew Cozza.  Vice President Real Estate.  Mr. Cozza joined the Company in 2004 as Vice President Real Estate.  Prior to joining Kinney, Mr. Cozza held such positions as Regional Real Estate Manager with Family Dollar, Director of Real Estate with Ellicott Development Company and Director of Real Estate with Big Bagel Holdings.

John R. Dyer.  General Manager of Health Care Services, Director.  Prior to joining the Company, Mr. Dyer served as Senior Vice President – Health Care of American Stores, Inc., Chief Executive Officer of Rx America, LLC and Chief Executive Officer of CornerDrugStore.com.  In 2006, Mr. Dyer was appointed General Manager of Health Care Services of the Company.  Mr. Dyer has served as a Director of the Company since 2003.

Wayne A. Frenyea.  Director.  Mr. Frenyea joined the Company in 1976 as office manager.  In 1982, Mr. Frenyea was elected Corporate Treasurer, and in 1987, Vice President of Finance.  In 1993, Mr. Frenyea was elected Senior Vice President of Finance, and in 2000, Senior Vice President of Real Estate and Construction.  In 2004, Mr. Frenyea retired as an officer of the Company.  Mr. Frenyea has served as a Director of the Company since 1990.

Larry Greco.  Director.  Mr. Greco is President of Greco Solutions (a consulting services firm).  Mr. Greco formerly served as President - National Accounts of McKesson Corporation and serves as an Advisory Board Member of Farmacia Remedios (a private northern California drug store chain).  Mr. Greco has served as a Director of the Company since 2006.

Owen W. Halloran.  Vice President Professional Services.  Mr. Halloran joined the Company in 1975 as a staff pharmacist.  Mr. Halloran has held the positions of Pharmacy District Manager, Pharmacy Category Manager, Director of Pharmacy Systems and Director of Pharmacy Marketing.  In 2004, he was elected Vice President Pharmacy Marketing/Professional Services of the Company.  In 2006, Mr. Halloran was elected Vice President Professional Services of the Company.

Wayne C. Jones.  Vice President Applications Development.  Mr. Jones joined the Company in 1981 as a computer programmer.  In 1983, Mr. Jones was promoted to Data Processing Manager and in 1998 to Director of Management Information Systems.  He was elected Vice President MIS in 2000.  In 2006, Mr. Jones was elected Vice President Applications Development of the Company.

Lewis E. Kimball.  Vice President Corporate Asset  Protection.  Mr. Kimball joined the Company in 2002 as Director of Corporate Asset Protection.  In 2007, Mr. Kimball was elected Vice President Corporate Asset Protection of the Company.  Prior to joining the Company, Mr. Kimball served as Vice President - Loss Prevention for Fay's Incorporated.

David C. McClure.  Vice President Retail Operations, Director.  Mr. McClure joined the Company in 1976, and in 1991 was promoted to Distribution Center Manager.  In 1993, Mr. McClure was elected Vice President of Distribution and Traffic.  In 2001, Mr. McClure was elected Vice President Distribution and Logistics.  In 2005, he was elected Vice President Retail Operations of the Company.  Mr. McClure has served as a Director of the Company since 1997.

Jeffrey Rorick.  Vice President Information Services and Chief Information Officer.  Mr. Rorick joined the Company in 2003 as Vice President Chief Information Officer.  In 2006, Mr. Rorick was elected Vice President Information Services and Chief Information Officer of the Company.  Prior to joining Kinney, Mr. Rorick held the position of Director of Logistics Systems for Kroger Co. from 1999 to 2003.  Prior to that, he held the positions of Director – Logistics, Marketing and Store Systems for Ralphs Grocery and Director of Applications for Food 4 Less.

Daniel J. Villa, R.Ph.  President, Treasurer and Secretary, ProAct, Inc.  Mr. Villa joined the Company in 1978 as a pharmacist.  He held the positions of assistant store manager and store manager prior to being promoted to District Manager in 1995, and in 1998, to Regional Vice President of Operations.  Mr. Villa was elected Vice President of Store Operations in 2000, and in 2002, Vice President of Corporate Development.  In 2005, he was elected President, Treasurer and Secretary of ProAct, Inc., a wholly owned subsidiary of the Company.

David B. Warner, R.Ph.  Vice President Corporate Development.  Mr. Warner joined the Company in 1991 as a pharmacist.  He held the positions of Pharmacy Store Manager, Regional Pharmacy Manager and Director of Pharmacy Development before being elected Vice President of Pharmacy Development in 2002.  In 2005, Mr. Warner was elected Vice President Pharmacy Operations.  In 2006, Mr. Warner was elected Vice President Corporate Development of the Company.

Warren D. Wolfson.  Secretary, Director.  Mr. Wolfson is a partner in the law firm of Hancock & Estabrook, LLP and is Senior Vice President and General Counsel of Cygnus Management Group, LLC (a private investment company).  Between 1980 and 1996, Mr. Wolfson was employed by Fay’s Incorporated.  While at Fay’s, he held such titles as senior vice president, general counsel and secretary.  Mr. Wolfson was elected Secretary of the Company in 2004.  He has served as a Director of the Company since 2003.

James R. Wuest.  Vice President Marketing.  Mr. Wuest joined the Company in 2006 as Vice President Marketing.  Prior to joining the Company, Mr. Wuest held various positions with OfficeMax, Inc. and Kmart Corporation, including Senior Vice President, Inventory Management of OfficeMax, Inc. and Vice President, Merchandising of Kmart Corporation.  Between 1976 and 1996, Mr. Wuest was employed by Fay's Incorporated, holding such positions as Senior Vice President, Marketing and Merchandising and Vice President, Merchandising.

15.           Interests of Directors and Officers.  As of March 1, 2008, there were 2,459,267 shares of Common Stock issued and outstanding, of which 939,971 shares were owned by the ESOP/401(k) Plan and 20,354 shares were owned by the Pension Plan.  The Shares that the Company and the ESOP/401(k) Plan are offering to exchange represent approximately 61 percent of the total number of outstanding Class A Common Shares of the Company.  The Company's directors have advised the Company that they will participate in the Exchange Offer.  Based on the 939,971 shares of Common Stock owned by the ESOP/401(k) Plan as of March 1, 2008, and assuming 1,498,942 Shares are exchanged under the Offer to Exchange (including all Shares held by the Company's officers and directors) and 20,354 shares of Common Stock are purchased by the Company from the Pension Plan, the directors and officers of the Company will increase their beneficial ownership of the Company from 7.4 percent to 7.9 percent through their continued participation in the ESOP/401(k) Plan.

The following table shows, as of March 1, 2008, the number of shares of the Company's Class A Common Stock (i) beneficially owned by each of the Company's officers and directors, (ii) credited to the account of each officer under the ESOP/401(k) Plan, and (iii) beneficially owned and credited to the accounts of all of the officers and directors as a group:

	Shares
	Beneficially	ESOP/401(k)	Total
Name	Owned	Shares*	Percentage

Craig C. Painter	16,573	16,155	1.3
Bridget-ann Hart, R.Ph.	8,592	6,017.6
Stephen P. McCoy	4,325	4,375.4
Mark L. Brackett, R.Ph.	10,188	10,555.8
Richard A. Cognetti, R.Ph.	14,653	952.6
Matthew Cozza	0	1,381	**
John R. Dyer	4,632	4,487.3
Wayne A. Frenyea	12,289	1.4
Larry Greco	1,533	0	**
Owen W. Halloran	3,147	8,504.4
Wayne C. Jones	8,446	9,201.7
Lewis E. Kimball	0	169	**
David C. McClure	13,640	4,537.7
Jeffrey Rorick	0	2,465.1
David B. Warner, R.Ph.	3,851	5,294.4
Warren D. Wolfson	5,102	0.2
James R. Wuest	0	21	**
All directors and officers as a group (17 individuals)	106,971	74,114	7.4

*Upon consummation of the Offer to Exchange, the ESOP/401(k) Plan will be amended such that all voting rights with respect to ESOP/401(k) Plan shares will be vested in the ESOP/401(k) Plan trustee as directed by the Company, as Plan Administrator, except in the case of certain major corporate events enumerated in the Code.

**Less than 1 percent.

Following the Offer to Exchange, assuming 1,498,942 Shares are exchanged and 20,354 shares of Common Stock are purchased by the Company from the Pension Plan, the officers and directors will own the following percentages of the Company's Common Stock through their continuing participation in the ESOP/401(k) Plan:

Percentage Owned after Offer to Exchange
Name	Through Participation in ESOP/401(k) Plan

Craig C. Painter	1.7
Bridget-ann Hart, R.Ph.	.6
Stephen P. McCoy	.5
Mark L. Brackett, R.Ph.	1.1
Richard A. Cognetti, R.Ph.	*
Matthew Cozza	*
John R. Dyer	.5
Wayne A. Frenyea	*
Larry Greco	0
Owen W. Halloran	.9
Wayne C. Jones	1.0
Lewis E. Kimball	*
David C. McClure	.5
Jeffrey Rorick	.3
David B. Warner, R.Ph.	.6
Warren D. Wolfson	0
James R. Wuest	*

All directors and officers as a
group (17 individuals)	7.9

*Less than 1 percent.

16.           Fairness Opinion of Duff & Phelps, LLC.  In deciding to recommend that the Board of Directors of the Company approve the Offer to Exchange and in approving the Offer to Exchange, the Board of Directors considered an opinion from the financial advisor to the Board of Directors, Duff & Phelps, LLC ("Duff & Phelps").  The full text of the written opinion of the financial advisor is attached hereto as Appendix IV and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Duff & Phelps.  The opinion of Duff & Phelps is directed to the Board of Directors and does not address the value of the Common Stock after the Offer to Exchange and does not constitute a recommendation whether to tender your shares in the Offer to Exchange.  Furthermore, Duff & Phelps does not address the relative merits of the Offer to Exchange, any transactions related to or to be effected in connection with the Offer to Exchange or other transactions or business strategies discussed by the Company or the Board of Directors as alternatives to the Offer to Exchange or such related transactions or the underlying business decision of the Board of Directors to proceed with or effect the Offer to Exchange or such related transactions.

Duff & Phelps rendered a written opinion to the Company's Board of Directors that, as of March 16, 2008, the consideration to be received by the shareholders of the Company, other than the ESOP/401(k) Plan or the Kinney Drugs, Inc. Pension Plan of the Offer to Exchange are fair, from a financial POINT of view, to such shareholders (without giving effect to any impact of the Exchange Offer or any related transaction on any particular shareholder other than in its capacity as a shareholder).  Duff & Phelps’ opinion is attached hereto as Appendix IV and is incorporated herein by reference.  THE COMPANY’S SHAREHOLDERS ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY.

THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES PERFORMED BY DUFF & PHELPS IN CONNECTION WITH RENDERING ITS OPINION.  THE SUMMARY OF THE FINANCIAL ANALYSES IS NOT A COMPLETE DESCRIPTION OF ALL OF THE ANALYSES PERFORMED BY DUFF & PHELPS. THE DUFF & PHELPS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Board of Directors, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps.  The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to a partial analysis or summary description.  In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion.  Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps.  Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.  The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on the application of Duff & Phelps’ own experience and judgment.  This conclusion may involve significant elements of subjective judgment and qualitative analysis.  Duff & Phelps gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed.  In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry outlook, general business and other conditions and matters, many of which are beyond the control of the Company or Duff & Phelps.  Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses.  Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold, or the price at which any securities may trade, at the present time or at any time in the future, and these estimates are inherently subject to uncertainty.

The basis and methodology for Duff & Phelps’ opinion have been designed specifically for the express purposes of the Board of Directors and may not be applicable to any other purposes.  In particular, Duff & Phelps did not conduct a market test of any kind to determine whether or not a better price could have been obtained.

Duff & Phelps was retained by the Board under an engagement letter dated November 12, 2007.  The terms of the fee and indemnity arrangements with Duff & Phelps, which the Company and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and Duff & Phelps and the Board of Directors of the Company was aware of these arrangements.  Duff & Phelps was retained based on Duff & Phelps’ experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally.  Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters and corporate planning and other purposes.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed appropriate under the circumstances.  Among other things, Duff & Phelps:

▪
Met with senior management of the Company to discuss the Company’s history, current operations and future outlook, as well as past strategic considerations and the recent process by which the Company and its Board of Directors considered the steps that led to the Offer to Exchange and the related transactions, and recently met with senior management of the Company to obtain an update on the Company's business and outlook;

▪	Reviewed the following:
▪
The Company’s audited financial statements for the fiscal years ended December 31, 2001 through and including December 31, 2006 and unaudited financial statements for the fiscal year ended December 31, 2007;

▪
Management-prepared earnings projections for the fiscal years ended December 31, 2008 through December 31, 2011, and, in addition, held more general discussions with management of the Company regarding longer-term growth prospects, profitability levels, and required capital investment levels;

▪	The Company's Annual Reports to Common Shareholders for 2001 through and including 2006;
▪	Monthly financial Board Reports for December 2005 through and including December 2007;

▪	Various marketing initiatives, including brochures and other advertising and promotional materials;
▪	Other operating and financial information provided by Company management;
▪
A draft of this Joint Offer to Exchange All of the Kinney Drugs, Inc. Class A Common Shares, $2.50 par value, not owned by the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan or the Kinney Drugs, Inc. Pension Plan at a purchase price of $90.00 per share;

▪
A draft of the Credit Agreement available as of March 16, 2008 among Kinney Drugs, Inc.; other designated credit parties; and General Electric Capital Corporation and GE Capital Markets, Inc.; and other lenders, as lenders;

▪	A draft of the Amendments to the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan available as of March 16, 2008;
▪	A draft of the Note and Pledge Agreement between the Company and the ESOP/401(k) Plan available as of March 16, 2008;
▪	The repurchase obligation analyses prepared by ESOP Economics dated March 2007 and February 13, 2008;
▪	Compared the terms of the Promissory Notes to the terms and current pricing of debt instruments issued by publicly traded companies that Duff & Phelps deemed relevant;
▪	Compared the financial performance of the Company with the financial performance of certain other publicly traded companies that Duff & Phelps deemed relevant;
▪	Compared certain financial terms of the Offer to Exchange to financial terms, to the extent publicly available, of certain business combination transactions that Duff & Phelps deemed relevant;
▪	Analyzed financial and market information for selected public companies and M&A transactions that Duff & Phelps deemed relevant;
▪	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information; and
▪	Conducted such other financial analyses and inquiries and considered such other factors as Duff & Phelps deemed appropriate.

Duff & Phelps’ fairness opinion is based upon an analysis of the foregoing in light of its assessment of the general, economic and financial market conditions, as they can be evaluated by Duff & Phelps, as of March 16, 2008.  Events occurring after March 16, 2008 could materially affect the assumptions used in preparing its opinion.

In connection with its opinion, with the Company’s permission and without any independent verification, Duff & Phelps assumed that all information, data, advice, opinions and representations reviewed by it with respect to the Company and the Offer to Exchange, whether supplied by the Company or its advisors, or obtained by Duff & Phelps from publicly available or private sources, is true, correct and complete and does not contain any untrue statement of material fact or omit to state a material fact necessary to make such information not misleading.  Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of the Company and was not furnished with valuation or appraisal.  Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its opinion.

Set forth below is a summary of the analyses performed by Duff & Phelps in reaching its opinion, as of March 16, 2008.  The Duff & Phelps opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the opinion.  Subsequent developments may affect the conclusion expressed in the Duff & Phelps opinion, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion or to update, revise or reaffirm its opinion.  The Duff & Phelps opinion is limited to the fairness, from a financial point of view, of the consideration to be received by shareholders of the Company, other than the ESOP/401(k) Plan or the Kinney Drugs, Inc. Pension Plan (without giving effect to any impacts of the Offer to Exchange and related transactions on any particular shareholder other than in its capacity as a shareholder) as of March 16, 2008.

Analysis and Opinion of Duff & Phelps.  In accordance with customary investment banking practice, Duff & Phelps employed generally accepted valuation methods in reaching its opinion.  The following is a summary of the material financial and comparative analyses utilized by Duff & Phelps in arriving at its opinion. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  No company or transaction used in the analyses as a comparison is identical to the Company or the Offer to Exchange.  The analyses were prepared solely for purposes of Duff & Phelps providing its opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company, other than the ESOP/401(k) Plan or the Kinney Drugs, Inc. Pension Plan in the Offer to Exchange, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold.  Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses.  Actual future results may be materially different from those forecasts.

Discounted Cash Flow Method.  Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of the Company.  Free cash flow is defined as cash that is available either to reinvest in new businesses or to distribute to security holders in the form of dividends, stock buybacks or debt service.  Management of the Company provided Duff & Phelps with financial projections, and Duff & Phelps informed the Board of Directors that Duff & Phelps considered such projections and consulted with management of the Company as part of its process of developing an independent estimate of the future free cash flows for the Company. Duff & Phelps also estimated the terminal value of the Company’s business in 2017.

The estimated terminal value and future free cash flows were discounted to a present value at a rate that reflects the relative risk associated with these cash flows as well as the estimated rates of return that security holders could expect to realize on alternative investment opportunities.

The range of discount rates applied in Duff & Phelps’ analysis was based on the Company’s estimated weighted average cost of capital (“WACC”), which reflects the Company’s costs of debt and equity, as well as the actual proportions of debt and equity comprising the hypothetical optimal capital structure of the Company.  The cost of equity is the rate of return an equity investor would require to invest in the Company.  To determine the cost of equity, Duff & Phelps considered alternate investment opportunities with varying risk profiles, compared them to the risk of an investment in the Company and employed the Capital Asset Pricing Model to develop the cost of equity.

Factoring in the Company’s estimated costs of equity and debt, with weightings consistent with a hypothetical optimal capital structure, resulted in a range of estimated WACC of 10.5% to 11.5%, which was applied in the discounted cash flow analysis.

Based on the discounted cash flow analysis, Duff & Phelps estimated the Company’s total enterprise value ranged from $199.0 million to $233.0 million.

Selected Publicly Traded Company Methods.  Duff & Phelps selected publicly traded companies based on comparability to the Company.  Although no single company chosen is identical to the Company, these companies may share many of the same operating characteristics and may be affected by many of the same economic forces.

A publicly traded company was selected if it met the following screening criteria:  (1) the company’s stock was traded on a major U.S. or Canadian exchange, including the NYSE, NASDAQ, AMEX, and Toronto Stock Exchange (thereby excluding companies traded in the over-the-counter market); (2) the company’s stock price exceeded $1.00; and (3) the company’s business consisted primarily of retail drug store operations.

Duff & Phelps identified the following six (6) companies that operate retail drug stores as follows:

1. CVS Caremark Corp. (CVS)	2. Jean Coutu Group (TSX: PJC.A)
3. Longs Drug Stores Corp. (LDG)	4. Rite Aid Corp. (RAD)
5. Shoppers Drug Mart (TSX: SC)	6. Walgreen Corp. (WAG)

Selected M&A Transactions Method. The selected M&A transactions analysis involved the screening and selection of change-of-control transactions involving companies that Duff & Phelps deemed the most similar to the Company from an investment perspective.  It is unusual for a company involved in a change-of-control transaction to be identical to, or a close substitute for, the subject company.  Typically, however, companies involved in change-of-control transactions can be identified which have a similar product line, customer base or other business characteristics that would cause an investor to group the companies in the same broad industry class for investment purposes.

Duff & Phelps reviewed nine change-of-control sale transactions that have occurred since December 1, 2003 in industries with similar investment characteristics to the Company.

Duff & Phelps searched the Capital IQ database for sale transactions in which the target company had the following primary Standard Industrial Classification Code:  5912 drug stores and proprietary stores.  In addition, Duff & Phelps searched the Capital IQ database for sale transactions announced since December 1, 2003 in which the target business description included the phrases “drug store,” “pharmacy,” and “prescription drug,” among others.

Application of Selected Multiples. Based on its assessment of the Company’s historical and projected size, growth and profitability relative to the selected public companies and to the target companies from the selected M&A transactions, as well as an assessment of certain Company specific risk factors, Duff & Phelps chose a range of valuation multiples to apply to the Company’s EBITDA for the last 12 months, 2008 projected EBITDA, 2009 projected EBITDA and revenue for the last 12 months of 8.0x to 10.0x, 7.5x to 8.5x, 6.5x to 7.5x, and 0.30x to 0.35x, respectively.

Based on this analysis, Duff & Phelps estimated that the Company's total enterprise value ranged from $203.0 million to $239.0 million.

Summary Analysis.  Duff & Phelps compared the valuation conclusions for the Company calculated using the discounted cash flow method, the selected public company method and the selected M&A transaction method and concluded a per share value of $88.40, which supports a determination of the fairness, from a financial point of view, of the consideration to be received by the shareholders in the Exchange Offer.

Conclusion.  Based on its analyses and relying upon the accuracy and completeness of all information provided to Duff & Phelps, it is Duff & Phelps’ opinion that, as of March 16, 2008, the consideration to be received by the shareholders of the Company, other than the ESOP/401(k) Plan or the Kinney Drugs, Inc. Pension Plan, in the Offer to Exchange is fair, from a financial point of view (without giving effect to any impacts of the Offer to Exchange and related transactions on any particular shareholder other than in its capacity as a shareholder).

The foregoing is only a summary of the Duff & Phelps opinion and such summary is qualified in its entirety by reference to its written opinion dated as of March 16, 2008, which is attached hereto as Appendix IV.

In its review and analysis, and in arriving at its opinion, Duff & Phelps assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by the management of the Company) or publicly or otherwise available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Duff & Phelps relied upon the assurances of the management of the Company that management was not aware of any facts that would make the information inaccurate, incomplete or misleading. Furthermore, Duff & Phelps did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company.

In performing its analyses, Duff & Phelps made numerous assumptions with respect to the Company’s performance, general business and economic conditions and other matters. Duff & Phelps developed projections of future performance for the Company based on discussions with management of the Company and industry research.  The projections were based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses.

The opinion sets forth a more complete list of the assumptions Duff & Phelps relied on in arriving at its opinion and shareholders are urged to read the opinion carefully and in its entirety.

The Board of Directors did not request Duff & Phelps to investigate (and the Duff & Phelps opinion does not address the relative merits of the Offer to Exchange compared to) any alternative business strategies that might exist for the Company or the affect of any business combination in which the Company might engage.

Duff & Phelps’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Offer to Exchange.

FINANCIAL STATEMENTS OF THE COMPANY

(a)           Audited Financial Statements for the Years Ended December 31, 2007 and December 31, 2006.  A copy of the Audited Financial Statements of the Company and its subsidiaries and the footnotes thereto for the years ended December 31, 2007 and December 31, 2006 are annexed hereto as Appendix V and are incorporated herein by reference.

(b)           Historical Five Year Data.  Historical financial data of the Company covering the years 2003 through 2007 are annexed hereto as Appendix VI and incorporated herein by reference.

(c)           Pro-forma Balance Sheet.  The Company's pro-forma balance sheet giving effect to the transactions described herein is attached hereto as Appendix VII and incorporated herein by reference.

PRICE RANGE OF THE SHARES

The Shares are not traded on any public stock exchange, and there is no public market for the Shares.  The only indication of the value of the Share is the appraised value of the Common Stock held by the ESOP/401(k) Plan pursuant to appraisals prepared by third party appraisers in accordance with the terms of the ESOP/401(k) Plan for purposes of complying with the laws and regulations governing the ESOP/401(k) Plan.  The following table sets forth such appraised values per share of Common Stock held by the ESOP/401(k) Plan at the end of each quarter over the past ten (10) years:

Date	Value	Date	Value

03/31/1998	$17.95	03/31/2003	$39.66
06/30/1998	$18.91	06/30/2003	$40.24
09/30/1998	$21.16	09/30/2003	$42.96
12/31/1998	$22.36	12/31/2003	$46.96
03/31/1999	$23.40	03/31/2004	$48.52
06/30/1999	$24.31	06/30/2004	$53.94
09/30/1999	$24.91	09/30/2004	$55.97
12/31/1999	$25.42	12/31/2004	$62.05
03/31/2000	$25.89	03/31/2005	$67.63
06/30/2000	$26.36	06/30/2005	$73.06
09/30/2000	$26.99	09/30/2005	$79.90
12/31/2000	$27.34	12/31/2005	$82.91
03/31/2001	$28.42	03/31/2006	$83.73
06/30/2001	$29.21	06/30/2006	$84.46
09/30/2001	$29.51	09/30/2006	$85.00
12/31/2001	$29.83	12/31/2006	$85.05
03/31/2002	$31.91	03/31/2997	$86.63
06/30/2002	$33.10	06/30/2007	$88.15
09/30/2002	$33.72	09/30/2007	$89.90
12/31/2002	$34.83	12/31/2007	$86.84

        The foregoing appraised values do not necessarily reflect the fair market value of your Shares and you might realize more or less than the foregoing appraised values in any sale of your Shares in an arms length transaction with a third party purchaser.

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APPENDIX I
FORM OF PROMISSORY NOTE

KINNEY DRUGS, INC.
5% PARTICIPATING PROMISSORY NOTES DUE 2015

No.: ________________
Issue Date: __________, 2008
Principal Amount: $___________________ Number of Shares Exchanged: ________________

KINNEY DRUGS, INC.
5% PARTICIPATING PROMISSORY NOTES DUE 2015

Kinney Drugs, Inc., a New York corporation (the "Company"), promises to pay to the order of ______________________________________, or registered assigns, the principal amount of _________ ($________), or such greater amount as may be payable pursuant to the terms of this Note, on April, ___ 2015 (the "Maturity Date").

This Note shall bear interest at the rate of five percent (5%) per year.

Additional provisions of this Note are set forth herein.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

KINNEY DRUGS, INC.

By: ________________________________
Name: ______________________________
Title:  _______________________________

Dated: April     , 2008

Certificate of Authentication:

HSBC Bank USA, National Association, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:__________________________________
Authorized Signatory

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

KINNEY DRUGS, INC.
5% PARTICIPATING PROMISSORY NOTES DUE 2015

This Note was issued in connection with the exchange by the Holder with the Company of the number of shares of Kinney Drugs, Inc. Class A Common Stock, $2.50 par value, set forth on the initial page of this Note (the "Shares") pursuant to the terms of a Joint Exchange Offer dated March 17, 2008 of the Company and the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan (the "Exchange Offer"); and

This Note is one of a duly authorized issue of the Company's 5% Participating Promissory Notes described in the Exchange Offer (collectively, the "Notes"), all issued or to be issued under and pursuant to a trust indenture (the "Indenture"), dated as of April ___, 2008 by and between the Company and HSBC Bank USA, National Association, as trustee (the "Trustee").  Reference is hereby made to the Indenture, and all modifications, amendments and indentures supplemental thereto relating to the Notes, for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Company and the Holders of the Notes and the terms upon which the Notes are authenticated and delivered.  Capitalized terms not otherwise defined in this Note shall have the meanings assigned to such terms in the Indenture.

1.           Interest.  This Note shall bear interest at the rate of five percent (5%) per annum from the date hereof or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, payable quarterly in arrears on   July 17, October 17, January 17 and April 17 of each year (each, an "Interest Payment Date"), commencing on the next Interest Payment Date after the date hereof, until the principal hereof is paid or duly made available for payment. Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or commencing on and including the date hereof, if no interest has been paid or duly provided for) and ending on and including the day preceding such Interest Payment Date. Interest will cease to accrue on a Note upon its maturity. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.           Method of Payment.

(a)           Except as provided in the Indenture, the Company shall pay to the Person who is the Holder of record of this Note, at the close of business (whether or not a Business Day) on April 17, 2012, a principal payment equal to the greater of (i) one half the original principal amount of this Note; or (ii) an amount representing eighty percent (80%) of the Appraised Value of one half of the number of shares of the Company's Common Stock exchanged with the Company for this Note.

(b)           Except as provided in the Indenture, the Company shall pay to the Person who is the Holder of record of this Note, at the close of business (whether or not a Business Day) on April 17, 2015, a principal payment equal to the greater of (i) one-half the original principal amount of this Note; or (ii) an amount representing eighty percent (80%) of the Appraised Value of one half of the number of shares of the Company's Common Stock exchanged with the Company for this Note.  The number of shares so exchanged are noted on the first page of this Note. Holders must surrender Notes to the Paying Agent and comply with the other terms of the Indenture to collect the principal amount, plus, if applicable, accrued and unpaid interest payable as herein provided at the Maturity Date.

(c)           Except as provided in the Indenture, the Company shall pay interest on the this Note to the Person who is the Holder of record of this Note at the close of business (whether or not a Business Day) on the July 17, October 17, January 17 and April 17 immediately preceding the applicable Interest Payment Date (each, a "Regular Record Date").

(d)           The Company shall pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Notes on the dates and in the manner provided in this Note and the Indenture; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder's registered address.

3.              Paying Agent and Registrar. The Trustee shall act as Paying Agent and Registrar.

4.           Indenture.  The terms of the Notes include those terms and conditions stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the "Act"). Notwithstanding anything to the contrary herein contained, the Notes are subject to all such terms and conditions, and Holders are referred to the Indenture and the Act for a statement of such terms and conditions. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.           Ranking. The Notes are general unsecured obligations of the Company.

6.           Redemption.  Except as otherwise specifically set forth herein, the Company shall not have the right to redeem any Notes prior to the Maturity Date.

7.           Persons Deemed Owners. The Holder of this Note may be treated as the owner of this Note for all purposes, and none of the Company or the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary, except as required by law.

8.           Modification; Amendment; Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in the aggregate principal amount of all outstanding Notes affected thereby (voting together as a single class). The Indenture also provides that certain amendments or modifications may not be made without the consent of each Holder to be affected thereby. Furthermore, provisions in the Indenture permit the Holders of a majority in the aggregate principal amount of the outstanding Notes, in certain instances, to waive, on behalf of all of the Holders of Notes, certain past defaults under the Indenture and their consequences. Any such waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange hereof, or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

9.           Transfer; Exchange. The Notes are in registered form without coupons. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

10.           Permitted Transfers.  This Note is non-negotiable and is not registered under the Securities Act of 1933.  The Holder may not pledge, encumber or place a lien on this Note, and any such pledge, encumbrance or lien shall be null and void and without legal effect.  Notwithstanding the foregoing, this Note may be transferred without consideration to the Holder's spouse, children or grandchildren; a trust established by Holder for Holder's benefit or the benefit of Holder's spouse and/or children and/or grandchildren; a charitable trust that Holder has established; or a charitable organization qualifying for tax exempt status under Section 501(c)(3) of the Internal Revenue Code.  No other transfer of this Note will be allowed or recognized.

11.           Defaults and Remedies.

(a)           An Event of Default includes (i) a default in the payment by the Company of accrued and unpaid interest on the Notes, which has continued for thirty (30) days; (ii) a default by the Company in the payment of principal of the Notes when due and payable; (iii) a default by the Company in the performance or breach of any other covenant or warranty contained in the Notes or the Indenture, continuing for sixty (60) days after written notice provided to the Company by the Trustee or by the Holders of twenty-five percent (25%) or more of the aggregate principal amount of all outstanding Notes; (iv) a default under any Debt by the Company that results in acceleration of maturity of such Debt, or failure to pay any such Debt at maturity; or (v) the occurrence of an Act of Bankruptcy.

(b)           If an Event of Default shall occur and be continuing beyond any applicable cure period there may be declared due and payable the principal amount (together with accrued and unpaid interest) on the Notes in the manner and with the effect provided in the Indenture.

12.           Redemption Upon a Change in Control.  Within sixty (60) days of a Change in Control of the Company, the Company will pay all accrued but unpaid interest due under the Note plus the principal amount of this Note equal to the greater of (a) the portion of the principal remaining unpaid or (b) (i) an amount representing eighty percent (80%) of the Appraised Value of the shares of the Company's Common Stock exchanged with the Company for this Note if such Change in Control occurs prior to the payment of the first scheduled principal payment, or (ii) an amount representing eighty percent (80%) of the Appraised Value of one-half of the shares of the Company's Common Stock exchanged with the Company for this Note if such Change in Control occurs subsequent to the payment of the first scheduled principal payment.  For purposes of a Change in Control, the Appraised Value of the shares of the Company's Common Stock will be based on the latest appraisal conducted by the firm retained by the Kinney Drugs, Inc. Employee Stock Ownership/401(k) Plan prior to the occurrence of a Change in Control.

13.           Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may become the owner of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.  Neither the Trustee nor any Holder of the Notes will have any voting rights in respect of the Company's Common Stock.

14.           Authentication. This Note shall not be valid until the Trustee or an authenticating agent signs the certificate of authentication on the first page of this Note.

15.           Certain Definitions.

(a)           For purposes of this Note, the "Appraised Value" shall mean the latest value assigned to the Company's Common Stock (or if such shares are no longer authorized, the successor class of stock designated by the Company) by the firm retained by the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan for purpose of making periodic valuations of the Common Stock for such Plan, equitably adjusted for stock splits, stock dividends and the issuance and redemptions of shares of the Company's Common Stock following the date of this Note.

(b)           For purposes of this Note, the term "Act of Bankruptcy" shall mean:

(i)           the Company, pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(A)           commences a voluntary case or proceeding as a debtor;

(B)           consents to the entry of an order of relief against it in an involuntary case or proceeding or the commencement of any case against it;

(C)           consents to the appointment of a Receiver (as defined below) of the Company or for all or substantially all of the property of the Company;

(D)           makes a general assignment for the benefit of its creditors;

(E)           files a petition in bankruptcy or answer or consent seeking reorganization or relief; or

(F)           consents to the filing of such petition;

(ii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, which order or decree remains unstayed or in effect for sixty (60) consecutive days, that:

(A)           grants relief against the Company in an involuntary case or proceeding or adjudicates the Company insolvent or bankrupt;

(B)           appoints a Receiver of the Company or for all or substantially all of the property of the Company; or

(C)           orders the winding up or liquidation of the Company;

(iii)           for purposes of this definition only:

(A)           the term "Bankruptcy Law" shall mean Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors.

(B)           the term "Receiver" shall mean any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

(c)           For purposes of this Note, the term "Change in Control" shall mean:

(i)           the acquisition by any "individual", "entity" or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of "beneficial ownership" (within the meaning of Rule 13-d promulgated under the Exchange Act) of  fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(ii)           the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets;  provided, however, that a transaction pursuant to which the holders of  fifty percent (50%) or more of the total voting power of all shares of the common stock of the Company entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, fifty percent (50%) or more of the total voting power of all shares of common stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction shall not be a Change in Control.

(d)           For purposes of this Note, the term "Common Stock" shall mean the Company's Class A Common Stock, par value $2.50 per share.

(e)           For purposes of this Note, the term "Debt" shall mean all obligations of the Company for borrowed money in an aggregate amount of greater than Fifty Million and 00/100 Dollars ($50,000,000.00).

16.           Calculations. Except as otherwise specifically stated herein or in the Indenture, all calculations to be made with respect to the Notes shall be the obligation of the Company. All calculations made by the Company or its agent as contemplated pursuant to the terms hereof and of the Indenture shall be made in good faith and, absent manifest error, shall be final and binding on the Company and the Holders. The Company shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Company without independent verification. The Trustee shall forward calculations made by the Company to any Holder of Notes upon request within twenty (20) Business Days of the effective date of any adjustment.

17.           No Recourse against Others. A director, officer, employee or stockholder, as such, of the Company or the Trustee, shall not have any liability for any obligations of the Company, or the Trustee, under the Notes, the Indenture, or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18.           Governing Law. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York, without regards to its conflicts of law rules.

19.           Legend.  THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

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APPENDIX II
SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW

Section 623.       Procedure to Enforce Shareholder's Right to Receive Payment for Shares.

(a)           A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to there in taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action.  The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken.  Such objection is not required for any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b)           Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c)           Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.  Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of Section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d)           A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially.  A nominee or fiduciary may not dissent on behalf of any benefit owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e)           Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section.  A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made.  Upon expiration of such time, withdrawing a notice of election shall be extended unity sixty days from the date an offer is made.  Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation.  In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g).  If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f)           At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to is transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf.  Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct.  Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g)           Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, which is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value.  Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares.  If the corporation action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates.  If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action.  Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights.  If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action.  Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence.  Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission.  If within thirty days of making such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporation action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h)           The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1)           The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares.  If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2)           If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding of the same purpose not later than thirty days after the expiration of such twenty day period.  If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3)           All dissenting shareholders, except those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares.  The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the services of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law.  The jurisdiction of the court shall be plenary and exclusive.

(4)           The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares.  If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date.  In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors.  The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee.  Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5)           The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6)           The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment.  In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest the corporation would have had to pay to borrow money during the pendency of the proceeding.  If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7)           Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its own counsel and of any experts employed by it.  Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith.  The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offer to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith.  In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8)           Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i)           Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j)           No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent.  In such event, the dissenting shareholder shall, at his option:

(1)           Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2)           Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3)           The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph.  If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k)           The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l)           Except as otherwise expressly provided in this section any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m)           This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

APPENDIX III
SUMMARY OF THE TERMS AND CONDITIONS OF THE
GENERAL ELECTRIC CAPITAL CORPORATION
COMMITMENT LETTER

LENDERS’ AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”).

LENDERS:	GE Capital and other lenders acceptable to Agent.

COMPANY:	Kinney Drugs, Inc. (“Company”).

GUARANTORS:	All wholly owned Subsidiaries of Company (collectively, “Guarantors”). Company and Guarantors are collectively referred to herein as “Credit Parties”.

MAXIMUM AMOUNT:	$110 million (including a letter of credit subfacility of up to $15 million and a swing line subfacility of up to $15 million) (the “Credit Facility”).

ACCORDION FEATURE:
Provided that there is no existing default or event of default or would arise therefrom, Company, at its option, may request that the Facility be increased by an amount not to exceed $15,000,000 (in up to three separate requests, in amounts of no less than $5,000,000 each) up to a total of  $125,000,000. GE Capital shall increase its commitment to satisfy the Company’s requested increase of the Facility (the “Accordion Feature”) subject to advance notice to Agent and payment by Company of applicable closing fees.  All Loans advanced under the Accordion Feature shall become part of the Credit Facility.

TERM:	60 months.

AVAILABILITY:
Borrowing availability under the Credit Facility at any one time will be limited to the sum of  (i) 90% of the Credit Parties’ eligible accounts receivable, (ii) 90% of the  net liquidation value of Credit Parties’ eligible inventory as appraised from time to time, and (iii) 90% of the fair market value of the Credit Parties’ eligible prescription files as appraised from time to time (but not to exceed 50% of the aggregate Borrowing Base), in each of clauses (i), (ii) and (iii) less reserves (the “Borrowing Base”), but not to exceed the Maximum Amount.  Eligibility criteria will be set forth in the definitive documentation for the Credit Facility (the “Credit Facility Documentation”).  Agent will retain the right from time to time to establish or modify standards of eligibility and reserves against availability subject to Agent’s commercially reasonable discretion. The face amount of all letters of credit outstanding under the letter of credit subfacility will be reserved in full against availability.
“Excess Availability” shall mean the lesser of (i) the Borrowing Base or (ii) the Maximum Amount, less (x) amounts outstanding under the Credit Facility, including issued and outstanding letters of credit and (y) the $5,000,000 minimum availability requirement noted below.

USE OF PROCEEDS:
Loans made on the date the Credit Facility is consummated (the “Closing Date”) will be used for immediate working capital and other corporate purposes, to fund the refinancing of Company’s existing unsecured bank debt, to fund the cash payments under the Exchange Offer, and to fund certain fees and expenses associated with the Exchange Offer and the Credit Facility.  Loans made after the Closing Date will be used for Company’s working capital purposes and other purposes consistent with the terms of the GE Capital Commitment Letter.

INTEREST:

Rates:
At Company’s option, all loans will bear interest at either (a) the reserve adjusted 30-day London Interbank Offered Rate (“LIBOR Index Rate”) plus the Applicable Margin then in effect; the rate will be set monthly based on the Index LIBOR Rate in effect two business days before the first day of the corresponding month as reported by the Wall Street Journal or (b) absent a default, a fixed rate for interest periods of one, two, three or six months equal to the reserve adjusted London Interbank Offered Rate (“LIBOR Fixed Rate”) plus the Applicable Margin then in effect.

Payment Dates:
Interest will be payable monthly in arrears for loans bearing interest based on the LIBOR Index Rate and at the expiration of each LIBOR interest period for loans bearing interest based on the LIBOR Fixed Rate, except that in the case of LIBOR interest periods greater than three months in duration, interest will be payable at three-month intervals and on the expiration of such LIBOR interest periods.

Other Terms:	All interest will be calculated based on a 365/366 day year and actual days elapsed.

APPLICABLE MARGIN:
The Applicable Margin will vary from time to time between 1.25 percent per annum and 2.00 percent per annum depending upon the most recent average excess availability under the Company’s Borrowing Base.

FEES:	In addition to an origination fee payable to GE Capital on the Closing Date, the following fees will be payable to Agent under the Credit Facility documentation:

Letter of Credit Fee:
Equal to 1.75 percent per annum (calculated on the basis of a 365/366-day year and actual days elapsed) on the face amount of the letters of credit under the Credit Facility, payable monthly in arrears, plus any costs and expenses incurred by Agent in arranging for the issuance or guaranty of Letters of Credit and any charges assessed by the issuing financial institution.

Unused Facility Fee:	Equal to 0.25 percent per annum (calculated on the basis of a 365/366-day year and actual days elapsed) on the average unused daily balance of the Credit Facility, payable monthly in arrears.

DEFAULT RATES:
From and after the occurrence of a default, the interest rates applicable to all Loans and the Letter of Credit Fee will be increased by 2.0 percent per annum over the interest rate or Letter of Credit Fee otherwise applicable and such interest and fees will be payable on demand.

SECURITY:
To secure all obligations of Company to Agent and Lenders, Agent, for itself and the ratable benefit of Lenders, will receive a fully perfected first priority security interest in all of the existing and after acquired personal assets, both tangible and intangible, of Company and each Guarantor, if any, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable), equipment, fixtures,  franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property, supporting obligations, letter of credit rights, commercial tort claims, causes of action and all substitutions, accessions and proceeds of the foregoing (including insurance proceeds).

In addition, Agent shall receive a pledge of all of the issued and outstanding stock of all wholly owned subsidiaries of each Credit Party.

FINANCIAL REPORTING:
The Credit Facility documentation will require the Company, on a monthly basis, to provide to Agent and Lenders internally prepared financial statements.  Annually, Company will be required to provide audited financial statements, a board approved operating plan for the subsequent year, and a communications letter from Company’s auditors.  Company will provide, on an as requested basis, and in any case no less frequently than monthly (weekly if Excess Availability is less than a specified minimum or more frequently as the Agent requires from and after the occurrence of an event of default), Borrowing Base Certificates and other information reasonably requested by the Agent.

DOCUMENTATION:
The Credit Facility Documentation will contain representations and warranties; conditions precedent; affirmative and negative; indemnities; events of default and remedies as required by Agent.  Relevant other documents, such as Exchange Offer documents, to be reasonably acceptable to Agent.

OTHER TERMS:
GE Capital’s commitment with respect to the Credit Facility is conditioned upon satisfaction of the following conditions as of the Closing Date, and the Credit Facility documents will require, among other things, compliance with covenants pertaining to the following (all in form and substance satisfactory to Agent):

•  Cash management systems for Company acceptable to Agent.  Agent will have springing cash dominion by means of lock boxes and blocked account agreements executed at or prior to closing of the Credit Facility.

•  Company shall, simultaneous with the closing of the Credit Facility, enter into an interest rate hedge agreement with GE in the notional amount and with the term specified in the GE Capital Commitment Letter.

• Minimum availability requirement of $5,000,000 at all times.

• Commercially reasonable insurance protection for the Company’s industry, size and risk and the Agent’s collateral protection (terms, underwriter, scope, and coverage to be acceptable to Agent);

• Compliance by Credit Parties with applicable laws, decrees, and material agreements or obtaining of applicable consents and waivers.

• General and collateral releases from Credit Parties’ prior lenders, customary corporate and estoppel certificates, landlord/mortgagee/bailee waivers and consignment or similar filings.

•  Limitations on commercial transactions, management agreements, service agreements, and borrowing transactions between any Credit Party and its officers, directors, employees and affiliates and intercompany loans among Company.

•  Limitations on, or prohibitions of, cash dividends, other distributions to equity holders, payments in respect of subordinated debt, payment of management fees to affiliates and redemption of common or preferred stock, in each case by any Credit Party.  Notwithstanding the foregoing, Agent will permit required principal and interest payments on the Promissory Notes, any mandatory payments or redemptions under the ESOP/401(k) Plan, cash dividends, other distributions to equity holders, payments in respect of subordinated debt, payment of management fees to affiliates, redemption of common or preferred stock, mergers, and acquisitions provided that 90 day trailing and prospective Excess Availability is greater than $15 million after giving effect to the payment.

• Prohibitions of mergers (except in connection with the Exchange Offer), acquisitions, sale of any Credit Party, its stock or a material portion of its assets.

• Agent’s and Lenders’ rights of inspection, access to facilities, management and auditors.

• Customary yield protection provisions, including, without limitation, provisions as to capital adequacy, illegality, changes in circumstances, withholding taxes and LIBOR breakage.

•  Pre-closing inventory and prescription file appraisals in form and substance acceptable to Agent reflecting asset values at levels acceptable to Agent.  The appraisals will be performed by appraisers retained by Agent.  After the Closing Date, asset appraisals shall be completed periodically at Company’s expense.

•  Pre-closing collateral audit in form and substance acceptable to Agent.  The collateral audit will be performed by auditors retained by Agent.  After the Closing Date, collateral audits shall be completed periodically at Company’s expense.

•  Full physicals of each store at least annually and regular cycle counts of the distribution center, such counts to be completed by a firm acceptable to Agent.  Agent to have the ability to require additional counts at its discretion.

• Not less frequently than every two years, an actuarial analysis, by an independent third party acceptable to Agent, of the ESOP/401(k) Plan’s’s redemption liability.

• Governing law: New York.

OTHER CONDITIONS:	GE Capital’s commitment with respect to the Credit Facility will be further conditioned upon the following (all to Agent’s satisfaction):

• Delivery of Exchange Offer documents to Agent in a timely manner. The Exchange Offer shall have been consummated on terms satisfactory to Agent.

•  Completion by Agent of all business and legal due diligence with results satisfactory to Agent.  Without limiting the foregoing, the corporate structure, capital structure, other debt instruments, material contracts, and governing documents of Company and its affiliates, and tax and legal effects resulting from the Exchange Offer, must be acceptable to Agent.

• Background and reference checks on certain members of Company’s management with results satisfactory to Agent.

•  Minimum Excess Availability for Company in the aggregate at closing (on a pro forma basis, with trade payables being paid currently, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital) of $25 million.

• Agent shall have received Company’s audited financial statements for the period ending December 31, 2007.

• Receipt of all necessary or appropriate third party and governmental waivers and consents for the Exchange Offer and the Credit Facility.

• Satisfactory opinions of counsel from Company’s counsel (including local counsel as requested) reasonably acceptable to Agent.

•  As of the Closing Date, there will have been (i) since Credit Parties’ last audited financial statements, no material adverse change, individually or in the aggregate, in the business, financial or other condition of any Credit Party or the Credit Parties taken as a whole, the industry in which any Credit Party operates, or the collateral which will be subject to the security interest granted to Agent and Lenders or in the prospects or projections of any Credit Party or the Credit Parties taken as a whole, (ii) no litigation commenced which, if successful, would have a material adverse impact on any Credit Party or the Credit Parties taken as a whole, its or their business, or its or their ability to repay the loans, or which would challenge the Exchange Offer or the Credit Facility, and (iii) since Credit Parties’ last audited financial statements, no material increase in the liabilities, liquidated or contingent, of any Credit Party or the Credit Parties taken as a whole, or a material decrease in the assets of any Credit Party or the Credit Parties taken as a whole.

APPENDIX IV
FAIRNESS OPINION OF DUFF & PHELPS, LLC

March 16, 2008

Board of Directors of
Kinney Drugs, Inc.
520 East Main Street
Gouverneur, New York  13642

Dear Members of the Board of Directors:

The Board of Directors (the “Board”) of Kinney Drugs, Inc., a New York corporation (the “Company” of “Kinney”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the shareholders of the Company, other than the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan (the “ESOP/401(k) Plan”); and the Kinney Drugs, Inc. Pension Plan (the “Pension Plan”) (collectively the “Benefits Plan”), of the consideration to be received by such shareholders in the contemplated exchange offer transaction described below (without giving effect to any impact of the Exchange Offer (defined below) or any related transaction on any particular shareholder other than in its capacity as a shareholder).

The Exchange Offer

The following description of the Exchange Offer and certain other transactions is based solely on information provided to Duff & Phelps by the Company and Duff & Phelps assumes that such information is accurate and complete in all respects.

The Company and the ESOP/401(k) Plan will jointly offer to acquire all of the Class A Common Shares, par value $2.50 per share (the “Common Shares”) not currently owned by the Benefit Plans for a combination of cash and participating promissory notes (the “Exchange Offer”).  The Company and the ESOP/401(k) Plan will jointly offer to exchange a sever year, participating promissory note in the principal amount of $90 (the “Promissory Notes”) for each Common Share purchased by the Company and $90 in cash for each Common Share purchased by the ESOP.  Shareholders that desire to participate in the Exchange Offer must tender all of the Common Shares they own and must tender 70% of their Common Shares to the Company in exchange for Promissory Notes and 30% of their Common Shares to the ESOP/401(k) Plan in exchange for cash.  The Exchange Offer will commence on March 17, 2008 to all shareholders of record as of that date, other than the Benefit Plans.  If all Common Shares not owned by the ESOP/401(k) Plan are exchanged in the Exchange Offer, the Company will exchange Promissory Notes in the aggregate principal amount of approximately $95.7 million for an aggregate of 1,063,507 Common Shares and the ESOP/401(k) Plan will exchange an aggregate of approximately $41.0 million in cash for an aggregate of 455,789 Common Shares.  The total

Board of Directors of
Kinney Drugs, Inc.
March 16, 2008

consideration has an aggregate face value of approximately $136.7 million.  The Promissory Notes will bear interest at the rate of 5 percent per year, payable quarterly commencing three months from the date of closing of the Exchange Offer.  Four year from the date of closing of the Exchange Offer, the Company will make a principal payment equal to the greater of (i) one-half of the principal amount of the Promissory Notes and (ii) an amount representing 80 percent of the appraised value, as of such maturity date, of one-half of the Common Shares that were exchanged with the Company for the Promissory Notes, which will be on the seventh anniversary of the closing date of the Exchange Offer, the Company will make an additional payment equal to the greater of (i) one-half of the original principal amount of the Promissory Notes, and (ii) an amount representing 80 percent of the appraised value, as of such maturity date, of one-half of the Common Shares that were exchanged with the Company for the Promissory Notes.

Certain Related Transactions

In connection with the Exchange Offer, the Company and the ESOP/401(k) Plan expect to engage in certain related transactions that are described below (the “Related Transactions”).

Purchase of Common Stock held by the Pension Plan.  The Pension Plan will sell 20,354 Common Shares to the Company.  The Pension Plan cannot hold the Promissory Notes because it would be a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended.  Thus, the Company will purchase the 20,354 Common Shares held by the Pension Plan for $90 per share or approximately $1.8 million in cash.  For the avoidance of doubt, the Pension Plan is not a party to the Exchange Offer.

The Proposed Financing.  Prior to the commencement of the Exchange Offer, the Company will enter into a revolving credit agreement dated March 17, 2008 with General Electric Capital Corporation, as administrative agent, agent and lender (the “GE Credit Agreement”), and GE Capital Markets, Inc., as lead arranger and sole bookrunner.

The “S Election and the Clean-Up” Transaction.  If the Exchange Offer is consummated, but, as a result thereof, the ESOP/401(k) Plan owns more than 66 2/3 by less than 100% of the outstanding Common Shares, the Company intends to enter into a merger transaction that will have the effect of removing all ownership rights in the Company that were previously associated with the Common Shares not held by the ESOP/401(k) Plan (the “Clean-Up Transaction”), resulting in the ESOP/401(k) Plan owning all of the outstanding Common Shares.  The Clean-Up Transaction will be accomplished through adoption of a plan of merger that will provide for the redemption by the Company of any outstanding Common Shares not owned by the ESOP/401(k) Plan for consideration in the same form as the Exchange Offer.  Once the Clean-Up Transaction is completed the Company intends to make an election to be taxed as an S Corporation under the Internal Revenue Code as soon as practicable.

Board of Directors of
Kinney Drugs, Inc.
March 16, 2008

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular.  Among other things, we have:

1.
Met with senior management of the Company to discuss the Company’s history, current operations and future outlook, as well as past strategic considerations and the recent process by which the Company and its Board considered the steps that led to the Exchange Offer and the Related Transactions, and recently met with senior management of the Company to obtain an update on the Company’s business and outlook;

2.	Reviewed the following:

a.
The Company’s audited financial statements for the fiscal years ended December 31, 2001 through and including December 31, 2006 and unaudited financial statements for the fiscal year ended December 31, 2007;

b.
Management-prepared earnings projections for the fiscal years ending December 31, 2008 through and including December 31, 2011 and, in addition, held more general discussions with management of the Company regarding longer-term growth prospects, profitability levels and required capital investment levels;

c.	The Company’s Annual Reports to Common Shareholders for 2001 through and including 2006;

d.	Monthly financial Board reports for December 2005 through and including December 2007;

e.	Various marketing initiatives, including brochures and other advertising and promotional materials;

f.	Other operating and financial information provided by Company management;

g.
A draft of the Joint Offer to Exchange All of the Kinney Drugs, Inc. Class A Common Shares, $2.50 pare value, not owned by the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan or the Kinney Drugs, Inc. Pension Plan at a purchase price of $90.00 per share;

Board of Directors of
Kinney Drugs, Inc.
March 16, 2008

h.	A draft of the GE Credit Agreement available as of March 16, 2008;

i.	A draft of the Amendments to the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan available as of March 16, 2008;

j.	A draft of the Loan and Pledge Agreement available as of March 16, 2008 relating to the Internal ESOP Loan;

k.	The repurchase obligation analyses prepared by ESOP Economics dated March 2007 and February 13, 2008;

3.	Compared the terms of the Promissory Notes to the terms and current pricing of debt instruments issued by publicly traded companies that we deemed relevant;

4.	Compared the financial performance of the Company with the financial performance of certain other publicly traded companies that we deemed relevant;

5.	Compared certain financial terms of the Exchange Offer to financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant;

6.	Analyzed financial and market information for selected public companies and M&A transactions that we deemed relevant;

7.	Reviewed certain other relevant, publicly available information, including economic, industry and investment information; and

8.	Conducted such other financial analyses and inquiries and considered such other information as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In making its reviews, analyses and inquiries and rendering this Opinion with respect to the Exchange Offer, Duff & Phelps, with your consent and, with your approval, without any independent investigation:

1.
Relied upon the accuracy, completeness and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and assumed that none of such information, data, advice, opinions or representations contained any untrue statement of material fact or omitted to state a material fact necessary to make the same not misleading;

Board of Directors of
Kinney Drugs, Inc.
March 16, 2008

2.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were prepared in good faith based upon the best currently available information and reasonable assumptions by or under the direction of the person furnishing the same;

3.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts we reviewed;

4.	Assumed that the representations and warranties of the Company made in the GE Credit Agreement are accurate and complete in all material respects;

5.
Assumed that all of the conditions required to implement the Exchange Offer will be satisfied and that the Exchange Offer and the Related Transactions will be completed in accordance with the terms and condition thereof without any amendments thereto or any waivers of any terms or conditions thereof and in compliance with all applicable laws, including federal and state securities laws;

6.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Exchange Offer and the Related Transactions were or will be obtained without any adverse effect on the Company of the contemplated benefits expected to be derived in the Exchange Offer or the Related Transactions;

7.
Assumed that there has been no material change in the properties, assets, liabilities, financial condition, results of operations, business or prospects of the Company or its subsidiaries since the date of the most recent information provided to us; and

8.
Assumed that the Company duly, validly and timely makes an election to be treated as an S Corporation under the Code on or before January 1, 2009 and that the ESOP/401(k) Plan is a qualified plan for State and Federal income tax purposes.

9.
Assumed that both of these events will occur with reasonable promptness:  (1) the ESOP/401(k) Plan will own 100 percent of the outstanding Common Shares as a result of the Exchange Offer and (2) the Clean-Up Transaction will be consummated.

In our reviews, analyses and inquiries and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Exchange Offer or the Related Transactions.  To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities.  Furthermore, Duff & Phelps has not

Board of Directors of
Kinney Drugs, Inc.
March 16, 2008

undertaken any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claim or other contingent liability to which Kinney or any of its subsidiaries is or may be a party or is or may be subject, or of any governmental investigation to which Kinney or any of its subsidiaries is or may be a party or is or may be subject, and, with your approval, this Opinion makes no assumption concerning, and therefore does not consider, the potential effect of any such litigation, regulatory action, claim, liability or investigation or the possible assertion of any claim, or the outcome or damages arising out of any such matters.

This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or as tax advice or accounting advice.  Duff & Phelps was retained to advise the Board and make recommendations as to the Exchange Offer and Related Transactions.  Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Exchange Offer or any Related Transaction (except in connection with the financing), transactions involving the assets, businesses or operations of the Company, or any alternatives to the Exchange Offer or Related Transactions, (ii) negotiate the terms of the Exchange Offer or the Related Transactions (other than providing recommendations in connection with the Exchange Offer or the Related Transactions (other than negotiating terms of the GE Credit Agreement), or (iii) advise the Board or any other person with respect to alternatives to the Exchange Offer or the Related Transactions (other than providing recommendations in connection with the Exchange Offer and related financing, including the GE Credit Agreement).  In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Common Shares after an announcement of the Exchange Offer and the Related Transactions, including whether all procedures required by law to be taken in connection with the Exchange Offer and the Related Transactions have been duly, validly and timely taken and whether all disclosure to holders of Common Shares is accurate and complete.

In addition, Duff & Phelps has not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Exchange Offer or any Related Transaction, (ii) the terms of the Exchange Offer or the Related Transactions or any other arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Exchange Offer or the Related Transactions or otherwise, except as expressly set forth in this Opinion; (iii) the fairness of any portion or aspect of the Exchange Offer or the Related Transactions to the holders of Common Shares, creditors or other  constituencies of the Company, or any other person or entity, other than the fairness, from a financial point of view, of the consideration received by the holders of Common Shares other than the Benefit Plans pursuant to the Exchange Offer as expressly set forth in this Opinion; (iv) the fairness of the consideration to be received by holders of Common Shares in the Clean-Up Transaction; or (v) the fairness of any of the other terms of or any other portion or aspect of the Related Transactions.  Furthermore, no opinion, counsel or interpretation is intended hereby with respect to matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  We assume that such

Board of Directors of
Kinney Drugs, Inc.
March 16, 2008

opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

Duff & Phelps has prepared this Opinion effective as of the date hereof.  This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or to update, revise or reaffirm the Opinion.  Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the closing of the Exchange Offer, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the shareholders of the Company other than the Benefit Plans in the Exchange Offer, or with respect to the fairness of such compensation.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board and may not be applicable to any other purpose.  This Opinion is not a recommendation as to how the Board or any shareholder should act or vote with respect to any matters relating to the Exchange Offer or the Related Transactions, including the Clean-Up Transaction, or whether to proceed with the Exchange Offer or the Related Transactions, including the Clean-Up Transaction, nor does it indicate that the consideration to be received by shareholders of the Company, other than the Benefit Plans, in the Exchange Offer is the best possibly attainable under any circumstances.  Instead, this Opinion only states whether the consideration to be received by the shareholders of the Company, other than the Benefit Plans, in the Exchange Offer is within a range suggested by certain financial analyses.  The decision as to whether to proceed with the Exchange Offer or the Related Transactions, including the Clean-Up Transaction, may depend on an assessment of factors unrelated to the financial analyses on which this Opinion is based.  This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Subject to the prior written approval of Duff & Phelps, this Opinion may be included in its entirety in the offer distributed to shareholders of the Company in connection with the Exchange Offer, and you may summarize or otherwise reference the existence of this Opinion in such document, provided that any such summary or reference shall be subject to review by and the prior written approval of Duff & Phelps.  Except as described above, without our prior consent, this Opinion may not be delivered to any person or entity or quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Board of Directors of
Kinney Drugs, Inc.
March 16, 2008

Duff & Phelps has acted as financial advisor to the Board and will receive a fee for its services in rendering this Opinion.  Pursuant to the terms of the engagement letter between the Company and Duff & Phelps, a portion of such fee is payable upon Duff & Phelps’ stating to the Board that it is prepared to deliver its Opinion.  Duff & Phelps’s fee in connection with rendering this Opinion is not contingent on the outcome of the Opinion, although a portion of Duff & Phelps’s total fee in connection with its services related to the Exchange Offer and Related Transactions is contingent on the closing of the Exchange Offer and Related Transactions.  In addition, when the Company entered into the Commitment Letter for the GE Credit Agreement, Duff & Phelps received an additional fee for its financial advisory services in connection therewith.  The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.  Duff & Phelps was engaged by the Board in November 2006.  The nature of the original engagement was to assist the Company with the analysis of its future repurchase obligations under the ESOP/401(k) Plan and to balance those Company obligations with the obligation of the Company to provide liquidity to its shareholders other than the Benefit Plans.  The Opinion has been approved by the internal opinion committee of Duff & Phelps.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the consideration to be received by the shareholders of the Company, other than the Benefit Plans, in the Exchange Offer is fair, from a financial point of view, to such shareholders (without giving effect to any impact of the Exchange Offer or the Related Transactions on any particular shareholder other than in its capacity as a shareholder).

Respectfully submitted,

DUFF & PHELPS, LLC

[This page intentionally blank.]

APPENDIX V
AUDITED FINANCIAL STATEMENT OF THE COMPANY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

KINNEY DRUGS, INC.

AND

SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

SUPPLEMENTARY INFORMATION

*     *     *

DECEMBER 31, 2007 AND 2006

Independent Auditor’s Report

February 26, 2008

To the Board of Directors and Stockholders of
Kinney Drugs, Inc.

We have audited the accompanying consolidated balance sheets of Kinney Drugs, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kinney Drugs, Inc. and Subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 158 “Employer’s Accounting for Defined Benefit Pension and other Postretirement Plans” (FAS 158) in 2006.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The information included in the accompanying supplementary schedules of operating expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements.  Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

* Reclassified - See Note 1.

See accompanying notes to consolidated financial statements.

KINNEY DRUGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents (Note 1)	$8,013,848	$3,581,202
Accounts and notes receivable, less allowance for doubtful accounts (Notes 1 and 2)	39,786,628	38,958,989
Merchandise inventories (Note 1)	55,996,483	53,987,137
Prepaid expenses and other current assets	1,338,169	1,830,975
Deferred income taxes (Notes 1 and 11)	-	327,600
Total current assets	105,135,128	98,685,903
Property and equipment (Notes 1 and 4):
Land	3,350,422	3,542,422
Buildings	6,579,022	6,707,182
Furniture and fixtures	39,947,200	36,584,419
Transportation equipment	2,163,561	1,986,698
Leasehold improvements	7,957,801	8,812,491
	59,998,006	57,633,212
Less - Accumulated depreciation and amortization	37,846,731	33,809,128
	22,151,275	23,824,084
Goodwill (Note 3)	3,501,154	3,501,154
Intangible assets (Note 3)	3,485,523	3,854,660
Other assets	455,033	255,678
Deferred income taxes (Notes 1 and 11)	4,767,642	4,231,100
	$139,495,755	$134,352,579

* Reclassified - See Note 1.

See accompanying notes to consolidated financial statements.

KINNEY DRUGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(- CONTINUED -)

	December 31,
Liabilities and Stockholders’ Equity	2007	2006
Current liabilities:
Line of credit (Note 4)	$5,000,000	$6,355,770
Current portion of long-term debt (Note 4)	132,132	145,688
Accounts payable	38,161,460	30,484,572
Accrued payroll, payroll taxes and amounts withheld from employees	6,771,435	5,681,338
Other accrued expenses (Notes 1, 6, 9 and 10)	10,146,191	10,920,284
Dividends payable	344,963	312,394
Federal and state income taxes payable (Notes 1 and 11)	1,776,676	532,126
Deferred income taxes	202,100	-
Current portion of ESOP debt guaranteed (Note 6)	300,000	300,000
Total current liabilities	62,834,957	54,732,172
Deferred compensation (Note 9)	10,692,124	9,675,197
Long-term debt (Note 4)	1,114,174	1,246,307
Pension plan liabilities (Note 7)	551,202	1,509,995
Accrued post retirement benefit obligation (Note 8)	2,311,592	2,758,228
ESOP debt guaranteed (Note 6)	299,036	599,036
Deferred gain on sale and leaseback (Note 1)	542,685	184,215
Total liabilities	78,345,770	70,705,150
Minority interest (Notes 1 and 3)	226,681	166,466
Stockholders’ equity (Note 1):
Class A common stock, par value $2.50 per share - 3,000,000 shares authorized; 2,840,691 shares issued in 2007 and 2006	7,101,728	7,101,728
Class B common stock, par value $25 per share (nonvoting) - 5,000 shares authorized; no shares issued and outstanding	-	-
Capital in excess of par value	12,739,433	12,034,759
Retained earnings	74,612,193	64,423,664
Less - Treasury stock, at cost, 360,367 shares in 2007 and 195,888 shares in 2006	(30,892,391)	(16,356,345)
Less - Accumulated other comprehensive loss - Minimum benefit plan liability (Notes 7 and 8)	(2,037,638)	(2,533,174)
Less - Unreleased ESOP shares, 44,339 shares in 2007 and 25,785 shares in 2006 (Note 6)	(600,021)	(1,189,669)
	60,923,304	63,480,963
	$139,495,755	$134,352,579

* Reclassified - See Note 1.

See accompanying notes to consolidated financial statements.

KINNEY DRUGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2007	2006*
Net sales	$666,876,785	$606,523,932
Cost of merchandise sold	509,404,538	466,993,533
Gross margin	157,472,247	139,530,399
Operating expenses	141,562,210	127,869,170
Operating income	15,910,037	11,661,229
Other income (expense):
Interest and dividend income	163,222	102,218
Interest expense	(421,144)	(451,041)
Miscellaneous (Note 1)	4,182,599	5,131,892
	3,924,677	4,783,069
Income before income taxes and minority interests	19,834,714	16,444,298
Provision for (benefit from) income taxes (Notes 1 and 11):-
Currently payable:
Federal	6,797,400	6,048,000
State	1,621,110	1,280,000
Deferred	(337,200)	(785,000)
	8,081,310	6,543,000
Income before minority interest	11,753,404	9,901,298
Minority interest in subsidiary’s (income) loss (Note 3)	(60,215)	3,303
Net income	$11,693,189	$9,904,601
Net income per share (Note 1)	$4.63	$3.67

* Reclassified - See Note 1.

See accompanying notes to consolidated financial statements.

KINNEY DRUGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Loss	Class A Common Stock	Class B Common Stock	Capital in Excess of Par Value	Treasury Stock	Unallocated ESOP Shares	Total

Balance at December 31, 2005	$-	$55,804,095	$(2,766,830)	$7,101,728	$-	$10,973,080	$(3,735,363)	$(1,969,304)	$65,407,406
Comprehensive income: -
Net income for the year	9,904,601	9,904,601	-	-	-	-	-	-	9,904,601
Other comprehensive income, net of tax effect of $155,771:
Minimum pension liability adjustment (Note 7)	233,656	-	233,656	-	-	-	-	-	233,656
Comprehensive income	$10,138,257
Cash dividends ($0.48 per share)		(1,285,032)	-	-	-	-	-	-	(1,285,032)
Common stock transactions:
Issuance of 15,827 shares to employees and directors		-	-	-	-	133,228	1,142,378	-	1,275,606
Purchase of 172,087 shares for treasury		-	-	-	-	-	(14,508,120)	-	(14,508,120)
Sale of 10,384 shares from treasury		-	-	-	-	164,365	744,760	-	909,125
Release of 18,554 ESOP shares		-	-	-	-	764,086	-	779,635	1,543,721
Balance at December 31, 2006		64,423,664	(2,533,174)	7,101,728	-	12,034,759	(16,356,345)	(1,189,669)	63,480,963
Comprehensive income: -
Net income for the year	$11,693,189	11,693,189	-	-	-	-	-	-	11,693,189
Other comprehensive loss, net of tax effect of $18,600:
Minimum pension liability adjustment (Note 7)	(27,902)	-	(27,902)	-	-	-	-	-	(27,902)
Comprehensive income	$11,665,287
Cash dividends ($0.58 per share)		(1,313,934)	-	-	-	-	-	-	(1,313,934)
Common stock transactions:
Issuance of 2,215 shares for dividend payments		(190,726)	-	-	-	17,066	173,660	-	-
Issuance of 9,001 shares to employees and directors		-	-	-	-	71,755	714,132	-	785,887
Purchase of 193,171shares for treasury		-	-	-	-	-	(16,789,783)	-	(16,789,783)
Sale of 17,476 shares from treasury		-	-	-	-	158,209	1,365,945	-	1,524,154
Release of 12,046 ESOP shares		-	-	-	-	457,644	-	589,648	1,047,292
Adjustment to initially apply FAS 158, net of tax of $348,958		-	523,438	-	-	-	-	-	523,438
Balance at December 31, 2007		$74,612,193	$(2,037,638)	$7,101,728	$-	$12,739,433	$(30,892,391)	$(600,021)	$60,923,304

See accompanying notes to consolidated financial statements.

KINNEY DRUGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006
Increase (decrease) in cash and cash equivalents

Cash flows from operating activities: -
Net income	$11,693,189	$9,904,601
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	1,718,938	1,133,203
Depreciation and amortization	5,370,087	4,961,645
Impairment of goodwill	-	162,422
Minority interest in subsidiary’s income (loss)	60,215	(3,303)
(Gain) loss on disposal of property and equipment	(86,124)	2,185
Provision for deferred income taxes	(337,200)	(785,000)
Compensation and directors’ fees paid in stock	785,887	1,275,606
ESOP shares released for allocation	1,047,292	1,543,721
Provision for deferred compensation	1,801,815	733,256
Deferred compensation payments	(784,888)	(919,780)
Deferred gain on sale and leaseback	407,980	-
Amortization of deferred gain on sale and leaseback	(49,510)	(9,704)
Change in operating assets and liabilities:
Increase in accounts receivable	(2,546,577)	(7,486,991)
(Increase) decrease in prepaid expenses	492,806	(239,952)
Increase in merchandise inventories	(2,009,346)	(4,328,009)
Increase in accounts payable	7,676,888	4,658,768
Increase in accrued payroll and other accrued expenses	316,004	1,768,008
Increase (decrease) in pension liability	(1,005,295)	196,024
Increase in accrued post retirement benefit obligation	425,760	657,818
Increase (decrease) in Federal and state income taxes payable	1,244,550	(1,289,144)
Net cash provided by operating activities	26,222,471	11,935,3740

KINNEY DRUGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(- CONTINUED -)

	Year ended December 31,
	2007	2006
Cash flows from investing activities:
Proceeds from the disposal of property and equipment	1,631,641	118,971
Purchase of property and equipment	(4,873,658)	(7,696,827)
Purchase of intangible assets and goodwill	-	(2,150,000)
Purchase of net tangible assets of business acquired	-	(160,150)
Investment in joint venture	(244,000)	-
Decrease in other assets	44,645	6,224
Net cash used for investing activities	(3,441,372)	(9,881,782)
Cash flows from financing activities:
Borrowings on line of credit	237,700,000	139,643,946
Repayment of line of credit	(239,055,770)	(133,288,176)
Principal payments on long-term debt and capital leases	(145,689)	(176,352)
Principal payments on ESOP debt	(300,000)	(479,635)
Purchase of treasury stock	(16,789,783)	(14,508,120)
Proceeds from sale of treasury stock	1,524,154	909,125
Dividends paid	(1,281,365)	(1,300,178)
Net cash used for financing activities	(18,348,453)	(9,199,390)
Net increase (decrease) in cash and cash equivalents	4,432,646	(7,145,798)
Cash and cash equivalents, beginning of year	3,581,202	10,727,000
Cash and cash equivalents, end of year	$8,013,848	$3,581,202

Supplemental schedule of non-cash investing and financing activities
Acquisition of assets under capitalized leases	$-	$1,077,026

KINNEY DRUGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies

Organization - Kinney Drugs, Inc. (“Kinney” or the “Company”) operates a chain of eighty-six (86) retail drug stores in New York State and Vermont.  In addition, Kinney has a mail order prescription operation, three (3) facilities that provide pharmaceuticals to long-term care facilities, and a prescription benefits management company that operates under the name ProAct Pharmacy Services.

Basis of consolidation - The consolidated financial statements include the accounts of Kinney Drugs, Inc. (a New York corporation) and its subsidiaries, Kinney Drugs, Inc. (a Vermont corporation), ProAct Pharmacy Services, Inc. (a New York corporation), Kinney-Franciscan Pharmacy, LLC (a 51% owned joint venture) and an unconsolidated joint venture and affiliated entity that both invest in real estate.  All intercompany balances and all transactions between the entities have been eliminated.

Concentrations of credit risk - Kinney provides prescriptions to certain customers under reimbursement agreements with third party payers on an unsecured basis.  Kinney also extends unsecured credit to customers, principally in Upstate New York and Vermont, under standard credit terms.  The Company maintains cash balances at several financial institutions.  Cash balances at each financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation are subject to credit risk.  The total amount of uninsured cash balances at December 31, 2007 and 2006, were approximately $7,303,000 and $5,047,000, respectively.

Cash and cash equivalents - Kinney considers all time deposits and other highly liquid investments with maturities of ninety days or less when purchased to be cash equivalents.

Accounts and notes receivable - The Company has various types of receivables that include customer receivables, third party receivables, employee notes receivable and other miscellaneous receivables.  Customer and third party receivables are unsecured obligations due to the Company that have arisen out of the ordinary course of business.  Customer receivables include Kinney customer charge credit card accounts and house accounts with nursing homes.  Customer receivables are stated at the amount billed to customers plus any accrued and unpaid interest.  Customer receivables are unsecured obligations due under normal trade terms requiring payment within thirty (30) days from statement date.  Interest is charged on past due customer receivables at a rate of 1.5% per month until the point that accounts are determined to be uncollectible.

Third party receivables represent amounts due from insurance companies for prescriptions filled by Kinney for participants in the various insurance company prescription plans.  Third party receivables also include amounts due from insurance companies for prescriptions provided relative to worker’s compensation claims and receivables from government programs such as Medicare and Medicaid.  Third parties pay Kinney for prescriptions based on a negotiated fee schedule.  Some third parties are billed at the agreed upon fee, while others are billed at Kinney’s list price with a subsequent reduction to the agreed upon fee recorded at the time of payment.  Third party receivables are unsecured and do not bear interest.  Payment is generally due within thirty (30) days of sale.

Employee notes receivable are unsecured obligations that include loans made to employees for the purchase of personal computers and loans to pharmacy interns.  Loans for personal computers are non-interest bearing and are repaid by employees through payroll deduction.  Pharmacy intern notes receivable are forgiven if a specified period of employment is achieved once an intern completes the requirements for licensure.  If the employment period is not met, the entire amount of the loan is due at the termination of employment.

Other receivables represent receivables from vendors for manufacturers’ coupons utilized by customers and for cooperative advertising rebates.  Other receivables are unsecured and non-interest bearing.

The carrying amount of accounts and notes receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected.  Management individually reviews customer receivables that exceed 120 days and estimates the portion that will not be collected.  In addition, a general reserve is provided for third party receivables to allow for outstanding prescription receivables billed at list price that will be adjusted to the agreed upon fee at the time of payment.

Fair value of financial instruments - The carrying amount of cash, accounts receivable, trade accounts payable and other accruals approximates fair value because these items will be received or settled at their carrying values subsequent to the balance sheet date.  The carrying value of the Company’s floating rate debt approximates its fair value.

Merchandise inventories - Merchandise inventories are stated at the lower of cost or market.  Cost is determined by the last-in, first-out (LIFO) method, as this method results in a better matching of costs and revenues.  Other companies in the industry use the first-in, first-out (FIFO) method of accounting for inventories.  Replacement cost is in excess of LIFO cost by $12,541,720 and $11,678,514 at December 31, 2007 and 2006, respectively.  Had the Company used the FIFO method of accounting, merchandise inventories, income before income taxes and net income would have been as follows:

	Year ended December 31,
	2007	2006
Merchandise inventories	$68,538,203	$65,665,651
Income before income taxes	$20,697,921	$16,935,693
Net income	$12,211,113	$10,199,438

During 2007, certain LIFO inventory quantities were reduced.  These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of current purchases.

Property and equipment - Property and equipment are stated at cost and are depreciated using both accelerated and straight-line methods.  The Company provides for depreciation of physical properties at rates sufficient to write-off the cost of such assets over their estimated useful lives, which generally range from three to thirty-nine years.  Depreciation expense was $5,000,950 and $4,607,021 for 2007 and 2006, respectively.  Routine charges for maintenance and repairs are expensed as incurred.  Property and equipment includes assets recorded under capital leases with a cost of $1,324,875 with accumulated amortization of $201,913 and $99,670 at December 31, 2007 and 2006, respectively.  Depreciation expense disclosed above includes amortization of $102,243 and $54,231 in 2007 and 2006, respectively, related to the capital leases.

Deferred gain on sale and leaseback - During 1999, Kinney sold three properties and immediately leased back those properties under long-term lease agreements.  The Company deferred the gain of approximately $311,000 on the sale of the properties and is recognizing this gain as income over the lives of the leases, which range from fifteen (15) to twenty (20) years.  During 2007, Kinney sold a property and immediately leased back the property under a long-term lease agreement.  The Company deferred the gain of approximately $408,000 and is recognizing this gain as income over the life of the lease, which is twenty (20) years.

Store closing expenses - At the time the decision is made to close a store, a provision is made for estimated losses consisting of the present value of any net lease liability, the net book value of any leasehold improvements and any other obligations specified by the lease agreement and any other committed costs of closure.

Advertising expenses - Advertising costs are expensed as incurred.  Advertising expense was approximately $5,663,000 in 2007 and $5,314,000 in 2006.

Deferred income - Kinney receives payments in advance on contracts with their exclusive suppliers of pharmaceuticals, greeting cards and photo finishing.  These advance contract payments are earned ratably over the length of the contracts, which are generally two to three years.  Deferred income was approximately $805,000 and $2,178,000 at December 31, 2007 and 2006, respectively, and is included in other accrued expenses in the accompanying consolidated balance sheets.

Defined benefit pension plans - Annual costs of the pension plans are computed by an actuary in accordance with the provisions of Statement of Financial Accounting Standards No. 87 (“SFAS No. 87”), “Employers’ Accounting for Pensions”.

Income taxes - Kinney provides for income taxes using the liability method.  Under the liability method, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting basis and income tax basis of certain assets and liabilities.  Deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled.  Deferred income taxes are recorded using currently enacted income tax rates applicable to the period in which the deferred tax asset or liability is expected to be realized or settled.  As changes in tax laws are enacted, deferred income taxes are adjusted through the provision for income taxes in the year of the change.

Sales taxes - Kinney collects and remits sales and use taxes to government authorities.  Amounts of sales tax collected are recorded as a liability and not included in revenue as reported.

Net income per share and cash dividends per share - Net income per share is computed using the weighted average number of shares outstanding in each period (2,525,182 shares in 2007 and 2,698,800 shares in 2006).  Cash dividends per share are based on declared rates.

Dividend reinvestment plan - Kinney has a dividend reinvestment plan, which allows stockholders to use dividends to purchase additional shares of stock.  During 2007 and 2006, dividends of $190,726 and $190,273, respectively, were reinvested in Kinney stock.  These transactions did not provide or use cash and; therefore, have been excluded from the statements of cash flows.

Comprehensive income - Kinney records comprehensive income in accordance with Statement of Financial Accounting Standards No. 130 (“SFAS No. 130”), “Reporting Comprehensive Income”.  The Company’s only element of other comprehensive income is the change in the minimum pension liability, which is reflected in the accompanying financial statements net of deferred taxes.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Reclassification - Certain amounts related to rebates, discounts and allowances have been reclassified from miscellaneous income to cost of merchandise sold in the 2006 financial statements to conform with the 2007 presentation, which is in accordance with industry accounting practices.  This reclassification had the effect of reducing cost of merchandise sold and increasing gross margin by approximately $1,800,000 in 2006.

Note 2 - Accounts and notes receivable

Accounts and notes receivable consisted of the following:

	December 31,
	2007	2006
Third party receivables	$36,337,303	$36,210,381
Customer receivables	2,975,972	2,833,362
Employee notes receivable	221,580	221,878
Other receivables	1,451,035	772,630
	40,985,890	40,038,251
Allowance for doubtful accounts	(1,199,262)	(1,079,262)
	$39,786,628	$38,958,989

Note 3 - Acquisitions, goodwill and intangible assets

Kinney acquires pharmacy operations and converts them to Kinney stores.  In connection with these acquisitions, Kinney records goodwill, customer lists and covenants not to compete.  Goodwill is evaluated for impairment, while covenants and customer lists are being amortized on the straight-line method over the life of the agreements or the estimated useful life, which varies from three (3) to fifteen (15) years.

In 2006, in connection with the acquisition of certain pharmacy operations, Kinney recorded customer lists of $600,000, covenants not to compete of $625,000 and goodwill of

$925,000.  Results of operations include the results of these acquired pharmacies since the dates of their acquisition.

In accordance with Statement of Financial Accounting Standards No. 142, the Company has compared the fair value of the Kinney stores for which there is recorded goodwill with the carrying amount of assets associated with these stores.  Fair value is determined generally by using risk adjusted multiples of average historical store sales and store earnings before interest, taxes, depreciation, and amortization (EBITDA) based on store acquisitions within the industry.  The Company determined that a write-down for impairment of goodwill was required in an amount of $162,422 in 2006.  No impairments were recognized in 2007.

Goodwill and intangible assets, which consist mainly of covenants not to compete and customer lists, are summarized as follows:

	December 31,
	2007	2006
Goodwill	$3,501,154	$3,501,154
Covenants not to compete	$1,689,273	$1,689,272
Customer lists	3,175,850	3,175,850
Accumulated amortization	(1,379,600)	(1,010,462)
	$3,485,523	$3,854,660

In February 2006, Kinney Drugs, Inc. entered into a joint venture with Franciscan Pharmacy to form Kinney-Franciscan Pharmacy, LLC, an operating licensed pharmacy.  Under the operating agreement, Franciscan Pharmacy sold 51% of its current inventory to Kinney and Franciscan Management Services contributed 49% of its interest in the pharmacy inventory and the pharmacy’s prescription files together with all the furniture and fixtures.  Kinney contributed 51% of its interest and purchased pharmacy inventory to the Company.  Kinney’s interest in the joint venture was purchased for a cash purchase price of $160,150.  The fair values allocated to various assets purchased and liabilities assumed are as follows:

Pharmacy inventory	$314,019
Furniture and fixtures	15,899
Total assets acquired	329,918
Minority interest	(169,768)
Net assets acquired	$160,150

Estimated annual amortization expense of customer lists and covenants not to compete for the next five years as of December 31, 2007, is expected to be as follows:

2008	$360,401
2009	354,152
2010	341,596
2011	339,085
2012	339,085

Note 4 - Notes payable and long-term debt

Long-term debt consisted of the following:

	December 31,
	2007	2006
Mortgage payable to a bank in monthly instalments of $10,000, including interest at prime less ½%, payable through March 2007; secured by real property	$-	$22,182

Note payable to St. Lawrence County Industrial Development Agency in monthly instalments of $1,313, including interest at 3% through February 2014	89,707	102,565

Capital lease payable to St. Lawrence County Industrial Development Agency in monthly instalments of $965, including interest at 3% through March 2014, at which time a balloon payment of $200,000 is due, the payment may be reduced if certain employment levels are achieved	231,392	235,964

Capital leases payable in monthly instalments of $11,668 through April-June 2011; $6,000 through April-June 2016 and $3,000 through April-June 2026, including interest at 7.25%; secured by equipment	796,967	876,062

Capital lease payable in monthly instalments of $3,172 through November 2011, including interest at 7.75%; secured by equipment	128,240	155,222
	1,246,306	1,391,995
Less - Current portion	132,132	145,688
	$1,114,174	$1,246,307

Future maturities of long-term debt and capital leases are as follows:

	Capitalized Leases	Other Debt	Total
2009	$182,936	$13,652	$196,588
2010	183,083	14,067	197,150
2011	140,387	14,495	154,882
2012	77,309	14,936	92,245
2013 and thereafter	812,366	19,310	831,676
Total gross minimum lease and debt payments	1,396,081	76,460	1,472,541
Less - Amount of lease payments representing interest	358,367	-	358,367
Present value of net minimum lease payments and long-term debt	$1,037,714	$76,460	$1,114,174

At December 31, 2007, Kinney had a $30,000,000 unsecured line of credit with a bank.  This line of credit expires in May 2008.  Any amounts outstanding are due on demand with interest at LIBOR plus ½%.  There was $5,000,000 outstanding at December 31, 2007, and $6,355,770 outstanding at December 31, 2006.

At December 31, 2007 and 2006, Kinney had an additional line of credit of $1,000,000 under an agreement with a bank, which is restricted for use in conjunction with any necessary letters of credit.  There were $497,587 and $746,278 of outstanding letters of credit at December 31, 2007 and 2006, respectively, for imported goods.

Kinney paid $421,144 and $451,041 of interest in 2007 and 2006, respectively.

Note 5 - Related party transactions

A director of the Company provides professional legal services to the Company.  Fees for these services amounted to $75,779 in 2007 and $71,076 in 2006.

Note 6 - Employee stock ownership plan

Kinney has a qualified Employee Stock Ownership Plan (the “ESOP”) under which contributions are made by the Company to a separate trust for the benefit of all eligible employees.  The ESOP was amended to include a 401(k) provision effective January 1, 1995, which allows employees to make pre-tax contributions to the ESOP.  The 401(k) provision also allows discretionary employer matching contributions.  The Board of Directors annually determines the provisions for contributions to the ESOP.

During 2003, the ESOP was leveraged as it borrowed $2,155,807 from a bank and used these funds to purchase 75,902 shares of stock from a significant stockholder and other stockholders.  The 2003 ESOP loan was repaid in 2006.  In 2004, the ESOP borrowed $1,500,021 from a bank and purchased 34,349 shares from two significant stockholders.  Kinney, as plan sponsor, guarantees these loans and, accordingly, records the obligation of the ESOP as outstanding debt.  The remaining balance of this debt was $599,036 and $900,021 at December 31, 2007 and 2006, respectively.  Shares are released to the ESOP based on annual principal payments as a percentage of the initial loan amount.  The unreleased shares of stock are reported as unearned ESOP shares and shown as a separate component of stockholders’ equity in the statement of financial position.  Shares are released based on annual principal payments as a percentage of the initial loan amount.  As shares are released, compensation expense is recorded equal to the current fair value of the shares and the shares become outstanding for earnings-per-share (EPS) computations.  Dividends on allocated ESOP shares are recorded as a reduction of retained earnings while dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

During 2004, the Company also made an employer loan to the ESOP of $809,718 that was used to purchase 14,467 shares of stock from two former directors of the Company.  In accordance with AICPA Statement of Position 93-6, “Employers’ Accounting for Stock Ownership Plans”, the ESOP’s note payable and the Company’s note receivable are not reported on the Company’s balance sheet.  Accordingly, the Company will not recognize interest cost or interest income on this loan.  The cost of the shares purchased is included in unearned ESOP shares as discussed above.  The loan will be repaid by the ESOP in quarterly installments, at which time shares will be released, including interest at 4.5% through 2009, based on the Company’s annual contribution to the ESOP.  The loan was repaid in 2007.

ESOP compensation expense was approximately $2,094,000 and $2,199,000 in 2007 and 2006, respectively, and included approximately $1,047,000 and $1,543,000 for the fair value of shares released in 2007 and 2006, respectively, and approximately $1,047,000 and $656,000, respectively, of additional contributions in 2007 and 2006.  The additional contributions are included in other accrued expenses.  During 2007 and 2006, the Company elected to make a safe harbor contribution to the Plan and the additional contribution represents the amount necessary to bring the total contribution for the year up to the required 3% of eligible compensation.

Shares held by the ESOP were as follows:

	December 31,
	2007	2006
Allocated shares	922,111	987,000
Shares released for allocation	12,046	18,554
Unreleased shares	13,739	25,785
Total ESOP shares	947,896	1,031,339
Fair value of unreleased shares	$1,235,136	$2,193,014

The 2004 ESOP loan is repayable in monthly principal installments of $25,000 plus interest at prime less ½% through December 2009.

Shares held by the ESOP that have been allocated to employees are subject to repurchase by the ESOP at the discretion of the employee upon retirement or termination.  The fair value of these allocated shares was $80,076,119 and $83,944,350 at December 31, 2007 and 2006, respectively.

Note 7 - Defined benefit pension plan

Kinney has a defined benefit pension plan (the Plan), which was frozen to new participants in 2000.  Kinney also has a supplemental defined benefit pension plan that provides retirement benefits to certain specific employees because of the employee’s status as a highly compensated employee.  Benefits are based on years of service and the employee’s average compensation during their years of service.  Kinney’s funding policy is to contribute quarterly the minimum amount required by ERISA.  Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.  Contributions to the Plans were $1,022,701 and $11,393 and benefits paid by the Plans were $600,237 and $599,020, respectively, for 2007 and 2006.  Plan assets include corporate stocks, corporate bonds, mutual funds, government securities, money market funds and certificates of deposit.  The assets of the Plan include 20,354 and 23,294 shares of Kinney Drugs, Inc. common stock with a value of $1,767,541 and $1,981,155 at December 31, 2007 and 2006, respectively.

Allocation of plan assets in 2007 was approximately 61% equity securities (62% in 2006) and 33% fixed income securities (34% in 2006).  The Plan may use allocations of 40% to 70% in equity securities and 30% to 60% in fixed income securities to reach its goal of providing a predictable, reliable and continuous source of funds to fund distributions.  The Plan will seek the highest possible returns commensurate with a prudent level of risk.

Benefits expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

Year ended December 31,

2008	$633,037
2009	653,687
2010	677,312
2011	703,862
2012	728,163
2013 - 2017	3,862,604

The required contributions for 2008 are $17,591.

The following table sets forth the funded status and the amounts recognized in the accompanying consolidated balance sheets:

	December 31,
	2007	2006
Actuarial present value of benefit obligations:
Vested benefits	$(13,768,738)	$(13,859,312)
Non-vested benefits	-	-
Accumulated benefit obligation	(13,768,738)	(13,859,312)
Effect of anticipated future compensation levels	(37,000)	(55,565)
Projected benefit obligation for service rendered to date	(13,805,738)	(13,914,877)
Plan assets at fair value	13,254,536	12,250,543
Plan assets less than projected benefit obligation	(551,202)	(1,664,334)
Unrecognized net loss from past experience different from that assumed	4,266,142	4,362,676
Unrecognized portion of net obligation (asset) at transition	31,843	46,250
Unrecognized prior service benefit from amendments, net of amortization	(29,609)	(32,713)
Prepaid pension cost	3,717,174	2,711,879
Adjustment to recognize minimum liability	(4,268,376)	(4,221,874)
Net pension liability	$(551,202)	$(1,509,995)

Net pension cost included the following components:

	Year ended December 31,
	2007	2006
Service cost	$79,361	$127,004
Interest on projected benefit obligation	818,819	797,885
Actual return on plan assets	(1,092,879)	(1,145,422)
Net amortization and deferral	303,687	436,146
Net pension expense	$108,988	$215,613

SFAS No. 87 requires Kinney to recognize a minimum liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan’s assets.  Therefore, a separate component and reduction of stockholders’ equity was recorded in the amount of $2,561,076 and $2,533,174, respectively, at December 31, 2007and 2006, which represents the adjustment to recognize the minimum pension liability less related deferred taxes of $1,707,300 and $1,688,783, respectively.  Because a minimum liability had been recorded pursuant to SFAS No. 87, the adoption of FAS 158 had no effect on the Plan or the Company.

      Following is a summary of certain assumptions used in accounting for the Plan:

	Year ended December 31,
	2007	2006
Assumed discount date	6.23%	6.00%
Rate of compensation increases	4.00%	4.00%
Long-term rate of return on plan assets	7.00%	9.00%

Note 8 - Post retirement benefits other than pensions

Kinney has a retiree prescription plan covering substantially all of its employees that meet certain eligibility requirements.  To be eligible for the Plan, employees must provide fifteen years of credited service to the Company and must be at least fifty-five years of age at the time of retirement from Kinney.  Eligible retirees who elect to participate in the Plan pay a monthly premium and Kinney provides prescription benefits to these participants.  Participants can also elect to pay an additional premium to include their spouses in the Plan.  The prescription plan is not funded.  Kinney has the right to terminate or amend the Plan at any time.

The Company was required to adopt SFAS No. 158 “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans” during 2007.  The effect of this change is identified below.  The following table sets forth the funded status and the amounts recognized in the accompanying balance sheets.

	Year ended December 31,
	2007	2006
Benefit obligation at beginning of year	$(4,328,482)	$(5,337,191)
Service cost benefits earned	(389,829)	(279,634)
Interest cost	(285,711)	(235,799)
Plan participants’ contribution	(45,026)	(18,600)
Effect of amendments	3,805,561	897,746
Actuarial gain/(loss)	(1,294,141)	553,082
Benefits paid	226,363	113,874
Medicare Part D Federal drug subsidy	(327)	(21,960)
Benefit obligation at the end of year	(2,311,592)	(4,328,482)
Unamortized transaction obligation	-	327,776
Unamortized prior service cost	(3,432,195)	-
Unamortized actuarial net (gain)/loss	2,559,799	1,242,478
Accrued liability recognized in the balance sheet	(3,183,988)	(2,758,228)
Adjustment to accumulated other comprehensive loss on adoption of SFAS No. 158	872,396	-
Liability for postretirement benefits	$(2,311,592)	$(2,758,228)
Amounts recognized in accumulated other comprehensive income on adoption of SFAS No. 158:
Unamortized loss from prior year	$2,559,799	$-
Prior service cost	(3,432,195)	-
Adjustment to total accumulated other comprehensive income on adoption of SFAS No. 158	$(872,396)	$-

In 2007, the Company amended the Plan to eliminate prescription coverage for retirees over age sixty-five (65) and provide medical insurance coverage for individuals between fifty-five (55) and sixty-five (65).  The effect of these two changes was to reduce the Plan obligation by approximately $2,300,000.

In 2006, the Company amended the Plan to increase retiree contributions to the Plan and made future increases to the retiree contributions subject to an inflation index related to prescription drugs.  The effect of this was to decrease the benefit obligation by approximately $900,000.

In 2006, the Company determined that the actuarial calculation of the benefit obligation was incorrect.  The effect of this error on prior years could not be determined.  The effect of correcting this error prospectively was to decrease expense in 2006 by $300,000.  The effect on the benefit obligation as shown above was a decrease in the unamortized actuarial net (gain) loss which will be recognized in future periods.

The Company anticipates the Plan will qualify for the Medicare Part D prescription drug Federal subsidy, therefore the disclosures reflect as of July 1, 2004, the future subsidy payments from Medicare commencing January 1, 2006.

Expected contributions for 2008 are estimated to be $126,682.  Benefits net of subsidies expected to be paid in each of the next five (5) years and in the aggregate for the five (5) fiscal years thereafter are as follows:

2008	$126,682
2009	62,018
2010	119,479
2011	133,136
2012	152,815
2013 - 2017	1,331,675

For measurement purposes in 2007, the per capita cost of covered prescription benefits was assumed to increase at a 10% annual rate for 2008, with this assumed rate of increase gradually declining to a 5% annual increase in 2013 and beyond.  In 2006, prescription benefit costs were assumed to increase by 10% in 2006, with this assumed rate of increase gradually declining to a 5% annual increase in 2012 and beyond.  If these annual increases were assumed to be 1% greater, the accumulated benefit obligation at December 31, 2007, would be approximately $245,338 higher and the service cost and interest cost would in total increase by approximately $121,587.  If the prescription drug trend rate were to decrease by 1%, the accumulated benefit obligation would decrease by approximately $223,346 and service cost and interest cost would decrease by approximately $102,886.  In 2007 and 2006, participant premiums were assumed to remain constant.  The weighted-average discount rate used to determine the accumulated post retirement benefit obligation was 6.23% and 6% for the years ended December 31, 2007 and 2006, respectively.

Note 9 - Executive compensation arrangements

Kinney has a non-qualified deferred compensation agreement and a phantom stock plan with certain key employees, some of which are funded with annuity contracts, which are included in other assets.  Deferred compensation expense charged to operations for the years ended December 31, 2007 and 2006, was $1,497,264 and $773,464, respectively.  The outstanding obligation is $7,711,287 and $6,302,390 at December 31, 2007 and 2006, respectively.

Kinney also has additional nonqualified plans, which provide retirement and post employment benefits for certain key executives.  Cost recognized for these plans was $304,551 in 2007 and $(40,208) in 2006.  The outstanding obligation was $2,980,837 and $3,372,807 at December 31, 2007 and 2006, respectively, and is included in the deferred compensation liabilities.

The Company also has a stock compensation plan for its directors.  Under the terms of the Plan, directors receive 175 shares of stock per quarter payable on the last day of the month.  The shares issued are recorded as compensation expense based on their fair value at the date of issuance.  Stock is also given to employees as bonuses under a stock bonus plan.  Total compensation expense recorded related to the issuance of stock to directors and employees was $785,887 and $1,275,606 for 2007 and 2006, respectively.

Note 10 - Lease commitments

Kinney leases nearly all of its retail stores and certain equipment under operating leases.  Total rental expense for all noncancelable-operating leases is summarized as follows:

	Year ended December 31,
	2007	2006
Minimum rentals	$12,479,810	$11,493,982
Contingent rentals	2,248,018	2,197,885
	$14,727,828	$13,691,867

Contingent rentals are based principally upon percentages of adjusted sales volume and are included in other accrued expenses at December 31, 2007 and 2006.  Terms for store leases are generally from ten (10) to twenty (20) years and most leases contain renewal options of five (5) to fifteen (15) years.

      The future minimum rental commitments as of December 31, 2007, for all noncancelable leases are as follows:

2008	$11,669,212
2009	11,177,179
2010	10,776,158
2011	10,354,773
2012	10,261,594
2013 and thereafter	105,853,023
$160,091,939

Note 11 - Income taxes

The accompanying consolidated balance sheets include the following components of net deferred taxes determined under the liability method:

	December 31,
	2007	2006
Deferred tax assets	$8,318,445	$7,963,470
Deferred tax liabilities	(3,752,903)	(3,404,770)
Net deferred tax asset	4,565,542	4,558,700
Less - Current asset (liability)	(202,100)	327,600
Long-term asset	$4,767,642	$4,231,100

The Company had taxable income of approximately $21,135,000 in 2007 and $16,530,000 in 2006.  Income tax expense in 2007 and 2006 includes a provision for deferred income taxes relating principally to provisions for and payments of deferred compensation and benefit liabilities, differences in the book and tax basis of accounts receivable and inventories, the use for tax purposes of accelerated depreciation methods and the application of uniform capitalization of overhead costs for income tax purposes.

The provision for income taxes differs from taxes that would result from applying Federal statutory rates because of the following:

	2007		2006
	Amount	Percent	Amount	Percent
Taxes at Federal statutory rate	$6,723,330	34.0%	$5,592,184	34.0%
State taxes, net of Federal tax benefit	988,725	5.0	822,380	5.0
Other	369,255	1.9	128,436	0.8
	$8,081,310	40.9%	$6,543,000	39.8%

The Company files a consolidated Federal and separate state tax returns and made income tax payments of $6,749,000 and $8,417,350 in 2007 and 2006, respectively.

Note 12 - Commitments and contingencies

The Company is a defendant in various lawsuits and other actions from time to time in the normal course of business.  When appropriate, management accrues for any potential loss contingencies that they believe may be paid by the Company.  Management believes that the final disposition of any claims in process will not have a material effect on the Company’s financial position.

SUPPLEMENTARY INFORMATION

KINNEY DRUGS, INC. AND SUBSIDIARIES
SCHEDULES OF OPERATING EXPENSES

	Year Ended December 31,
	2007	2006
Salaries and wages	$67,830,097	$61,691,310
Payroll taxes and benefits	9,649,093	8,794,251
Administrative expenses	11,360,842	9,395,986
Occupancy expenses	17,152,191	15,223,326
Utilities	3,533,873	3,065,622
Repairs and maintenance	1,806,372	1,564,702
Information services	3,353,313	3,533,112
Outside services	1,559,839	1,457,529
Vehicle expense	725,734	707,112
Employee development	755,821	605,512
Insurance, legal and accounting	2,646,856	2,684,592
Depreciation and amortization	5,370,087	4,961,645
Advertising expense	5,662,679	5,313,732
Bad debt expense	1,718,938	1,133,203
Other expenses	798,812	780,314
Retiree prescription plan expense	827,117	635,858
Employee stock ownership plan expense	2,096,564	2,199,021
Profit sharing bonuses to employees	4,713,982	4,122,343
Total operating expense	$141,562,210	$127,869,170

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APPENDIX VI

KINNEY DRUGS, INC.
HISTORICAL FIVE YEAR DATA
For the Years Ended December 31, 2003 through 2007
(In 000s)

	2003	2004	2005	2006	2007
Net Sales	$391,149	$457,405	$525,503	$606,524	$666,877
Miscellaneous Income	2,295	3,997	4,190	5,132	4,183
Cost of Merchandise Sold	298,203	350,441	400,103	466,994	509,405
Gross Profit	95,241	110,961	129,591	144,662	161,655

Operating Expenses:
Selling, General and Administrative Expenses (excluding Depreciation and Amortization)	75,301	89,029	102,714	116,586	129,381
Employee Stock Ownership Plan Expense	1,153	1,608	2,434	2,199	2,097
Profit Sharing Bonuses to Employees	2,883	3,170	4,102	4,122	4,714
EBITDA	15,905	17,154	20,431	21,755	25,463
Depreciation and Amortization	3,591	3,951	4,308	4,962	5,370
EBIT	12,314	13,202	16,123	16,793	20,093

Other Income (Expense):
Interest and Dividends	24	79	101	102	163
Interest Expense	-73	-69	-134	-451	-421
Total Other Income (Expense)	-49	10	-33	-349	-258
Income Before Income Taxes and Minority Interests	12,265	13,212	16,090	16,444	19,835
Provision for Income Taxes	4,959	5,365	6,533	6,543	8,081
Minority Interest in Subsidiary's Loss	0	0	0	3	-60

Net Income (Loss)	$7,306	$7,847	$9,556	$9,905	$11,693

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APPENDIX VII
PRO FORMA BALANCE SHEET

KINNEY DRUGS, INC. AND SUBSIDIARIES

PRO-FORMA CONSOLIDATED FINANCIAL STATEMENT

AS OF DECEMBER 31, 2007

The pro-forma financial statement presented is based on the historical financial statement of Kinney Drugs, Inc. and Subsidiaries after giving effect to a transaction, which involves a buyout of certain shares of the Company’s stock and a subsequent conversion to an S Corporation 100% owned by the Company’s Employee Stock Ownership Plan (the “Transaction”).

The pro-forma adjustments are based on available information and certain assumptions described in the notes to the pro-forma consolidated financial statement that Kinney Drugs, Inc.’s management believes are reasonable in the circumstances.  The pro-forma consolidated balance sheet as of December 31, 2007, assumes the Transaction occurred on December 31, 2007.

The pro-forma financial statement and accompanying notes should be read in conjunction with the historical financial statement of Kinney Drugs, Inc. and Subsidiaries.  The pro-forma consolidated financial statement presented is not necessarily indicative of that which would have been attained had the Transaction occurred at an earlier date.

The Company is seeking to execute a transaction, which involves a buyout of shares of the Company stock not owned by the Employee Stock Ownership Plan (ESOP) with a subsequent conversion to an S Corporation 100% owned by the Company’s ESOP.  In addition, the Company expects to redeem certain shares held by the 401(k) plan.  Subsequent to the conversion to S Corporation status, the Company expects to elect to adopt the FIFO (First-In First-Out) method of accounting for its inventories.

The Transaction is expected to be financed by the issuance of approximately $96.2 million of unsecured participating notes to the selling non plan shareholders.

In addition, a $110 million Senior Secured Revolving Credit Facility will be used to purchase the remaining shares, refinance existing debt and fund working capital and future share redemptions.

The proposed transaction (including non plan shares and 401(k) shares) involves the Company purchasing an estimated 70% of the outstanding shares and the Company’s ESOP purchasing 30% of the outstanding shares.

For purposes of the pro-forma balance sheet, the proposed price per share of $90.00 has been utilized.  Non-plan shareholders are expected to be paid 70% in debt and 30% in cash.

KINNEY DRUGS, INC. AND SUBSIDIARIES

PRO-FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2007
(UNAUDITED)

			Pro-Forma
	Historical		Adjustments	Pro-Forma
	Kinney		for the	Kinney
	Drugs, Inc.		Transaction	Drugs, Inc.

Assets
Current assets:
Cash and cash equivalents	$8,013,848		$	$8,013,848
Accounts receivable	39,786,628			39,786,628
Inventories	55,996,483	(d)	12,541,720	68,538,203
Prepaid expenses and other assets	1,338,169			1,338,169
Total current assets	105,135,128		12,541,720	117,676,848
Property, plant and equipment, less accumulated depreciation	22,151,275			22,151,275
Deferred Taxes	4,767,642	(c)	(4,767,642)	-
Other assets	455,033			455,033
Goodwill and intangibles	6,986,677	(a)	2,300,000	9,286,677
	$139,495,755		$10,074,078	$149,569,833
Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$5,000,000	(a)	$(5,000,000)	$-
Accounts payable and accrued expenses	55,424,049			55,424,049
Income taxes payable	1,776,676	(d)	1,304,357	3,081,033
Current portion of long-term debt	432,132	(a)	(432,132)	-
Deferred income taxes	202,100	(c)	(202,100)	-
Total current liabilities	62,834,957		(4,329,875)	58,505,082
Other liabilities	14,097,603			14,097,603
Long-term debt	1,413,210	(a)	(1,413,210)	-
Senior secured credit facility		(a)	9,145,342
		(b)	55,357,146	64,502,488
Unsecured participating notes		(b)	96,542,964	96,542,964
Income taxes payable		(d)	3,913,071	3,913,071
Minority interest	226,681			226,681
Stockholders' equity:
Class A - Common stock	7,101,728			7,101,728
Class B - Common stock	-			-
Capital in excess of par	12,739,433			12,739,433
Retained earnings	74,612,193	(c)	(3,207,200)	-
		(d)	7,324,292	78,729,285
Accumulated other comprehensive loss	(2,037,638)	(c)	(1,358,342)	(3,395,980)
Treasury stock	(30,892,391)	(b)	(110,524,590)	(141,416,981)
Unreleased ESOP shares	(600,021)	(b)	(41,375,520)	(41,975,541)
	60,923,304		(149,141,360)	(88,218,056)
	$6,139,495,755		$10,074,078	$149,569,833

KINNEY DRUGS, INC. AND SUBSIDIARIES

NOTES TO PRO-FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2007
(UNAUDITED)

1.	Following is a summary of outstanding shares at December 31, 2007:

Class A common shares outstanding	2,840,691
Shares held in Treasury	360,367
Outstanding shares (947,896 held by ESOP)	2,480,324
70% to be repurchased by the Company	1,072,700
30% to be repurchased by the ESOP	459,728

Shares held by ESOP	947,896
Shares repurchased by ESOP	459,728
Total ESOP holding after repurchase (before 401(k) redemption)	1,407,624

Following are the adjustments made in the above pro-forma consolidated balance sheet.

(a)	Issuance of $110 million Senior Secured Credit Facility to refinance existing debt, net of estimated transaction costs of $2,300,000.

Debt repaid	$6,845,342
Transaction costs	2,300,000
Total borrowing	$9,145,342

(b)	Record purchase of shares and issuance of unsecured participating notes:

Non plan shares	1,532,428
Price per share	$90.00
$137,918,520
70% Notes	96,542,964
30% Cash	41,375,556
$137,918,520

Portion of above shares purchased by ESOP (459,728 x 90.00) =	$41,375,520
Portion to Treasury stock	$96,543,000

401(k) shares assumed to be repurchased for Treasury	155,351
Price per share	$90.00
$13,981,590

(c)	Adjustment to reflect election of S Corporation status.

(d)	Adjustment to reflect election of FIFO inventory accounting method assuming a 40% tax rate.

LIFO reserve at December 31, 2007 (tax basis)	$13,043,567
Tax rate	40%
Total amount of tax to recapture over four years	$5,217,428

Currently payable tax due in one year	$1,304,357
Amount due in future years	3,913,071
$5,217,428